SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant    ☒                                              Filed by a Party other than the Registrant    ☐

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ASHLAND INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

James J. O’Brien	Ashland Inc.
Chairman and Chief Executive Officer	50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

December [•], 2013

Dear Ashland Inc. Shareholder:

On behalf of your Board of Directors and management, I am pleased to invite you to attend the 2014 Annual Meeting of Shareholders of Ashland Inc. The meeting will be held on Thursday, January 30, 2014, at 10:30 a.m. (EST), at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have elected, where possible, to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our Annual Meeting without limiting our shareholders’ access to important information about Ashland.

Whether or not you plan to attend the meeting, we encourage you to vote promptly.

We appreciate your continued confidence in Ashland, and we look forward to seeing you at the meeting.

Sincerely,

James J. O’Brien

Ashland Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held January 30, 2014

To our Shareholders:

Ashland Inc., a Kentucky corporation, will hold its Annual Meeting of Shareholders on Thursday, January 30, 2014, at 10:30 a.m. (EST) at the Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky. Ashland’s shareholders will act on the following matters at the Annual Meeting or any adjournment of that meeting:

(1)	To elect three directors to Class I: Stephen F. Kirk, James J. O’Brien and Barry W. Perry;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2014;

(3)	To vote upon a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

(4)	To vote upon a proposed Amendment to the Third Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors; and

(5)	To consider any other business properly brought before the Annual Meeting.

Only shareholders of record at the close of business on December 2, 2013 are entitled to vote at the Annual Meeting or any adjournment of that meeting.

If you are a participant in the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), the Ashland Inc. Leveraged Employee Stock Ownership Plan (the “LESOP”), the Ashland Inc. Employee Union Savings Plan (the “Union Plan”) or the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”), your vote will constitute voting instructions to Fidelity Management Trust Company, who serves as trustee of all four of these plans (the “Trustee”), for the shares held in your account.

In order that your Ashland Common Stock may be represented at the Annual Meeting, please vote in person, by telephone, over the Internet or by mailing your proxy card. If you are a participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan, then our proxy tabulator, Corporate Election Services or its agent, must receive all voting instructions, whether given by telephone, over the Internet or by mail, before 6:00 a.m. (EST) on Tuesday, January 28, 2014.

By Order of the Board of Directors,

PETER J. GANZ

Senior Vice President, General Counsel

and Secretary

Covington, Kentucky

December [•], 2013

ASHLAND INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What am I voting on?

A:	(1)	Election of three directors to Class I: Stephen F. Kirk, James J. O’Brien and Barry W. Perry;

	(2)	Ratification of PricewaterhouseCoopers LLP (“PwC”) as Ashland’s independent registered public accountants for fiscal 2014;

	(3)	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

	(4)	A proposed amendment to Ashland’s Third Restated Articles of Incorporation (the “Articles”) to provide for the phased-in declassification of the Board of Directors (the “Board”).

Q:	Who may vote at the Annual Meeting?

A:	Shareholders of Ashland Inc. (“Ashland” or the “Company”) at the close of business on December 2, 2013 (the “Record Date”) are entitled to vote at the Annual Meeting. As of the Record Date, there were 77,636,379 shares of Ashland Common Stock outstanding. Each share of Ashland Common Stock is entitled to one vote.

Q:	Who can attend the Annual Meeting?

A:	All Ashland shareholders on the Record Date are invited to attend the Annual Meeting, although seating is limited. If your shares are held in the name of a broker, bank or other nominee, you will need to bring a proxy or letter from that nominee that confirms you are the beneficial owner of those shares.

Q:	Why did I receive the Notice of Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

A:	In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Notice of Annual Meeting of Shareholders and Proxy Statement, together with our 2013 Annual Report to Shareholders, by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they have specifically requested them. Instead, a Notice of Internet Availability of Proxy Materials (“Notice”) will be mailed to shareholders starting on or around December [•], 2013.

Q:	How do I access the proxy materials?

A:	The Notice will provide you with instructions regarding how to view Ashland’s proxy materials for the Annual Meeting and the 2013 Annual Report to Shareholders on the Internet. The Notice also instructs you how you may submit your vote. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q:	What shares are included in the proxy card?

A:	Your proxy card represents all shares of Ashland Common Stock that are registered in your name and any shares you hold in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan. Additionally, your proxy card includes shares you hold in the dividend reinvestment plan (the “DRP”) administered by Wells Fargo Bank, National Association (“Wells Fargo”) for investors in Ashland Common Stock. If your shares are held through a broker, bank or other nominee, you will receive either a voting instruction form or a proxy card from the broker, bank or other nominee instructing you how to vote your shares.

Q:	How do I vote if I am a registered holder or I own shares through a broker, bank or other nominee?

A:	If you are a registered shareholder as of the Record Date, you can vote (i) by attending the Annual Meeting, (ii) by following the instructions on the Notice or proxy card for voting by telephone or Internet or (iii) by signing, dating and mailing in your proxy card. If you hold shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

All shares represented by validly executed proxies will be voted at the Annual Meeting, and such shares will be voted in accordance with the instructions provided. If no voting specification is made on your returned proxy card, James J. O’Brien or Peter J. Ganz, as individuals named on the proxy card, will vote (i) FOR the election of the three director nominees, (ii) FOR the ratification of PwC, (iii) FOR the non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion and (iv) FOR the proposed amendment to the Articles to provide for the phased-in declassification of the Board.

Q:	How do I vote my shares in the DRP?

A:	Shares of Ashland Common Stock credited to your account in the DRP will be voted by Wells Fargo, the plan sponsor and administrator, in accordance with your voting instructions.

Q:	How will the Trustee of the Employee Savings Plan, the LESOP, the Union Plan and the ISP Plan vote?

A:	Each participant in the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan will instruct the Trustee how to vote the shares of Ashland Common Stock credited to the participant’s account in each plan. This instruction also applies to a proportionate number of those shares of Ashland Common Stock allocated to participants’ accounts for which voting instructions are not timely received by the Trustee. These shares are collectively referred to as non-directed shares. Each participant who gives the Trustee such an instruction acts as a named fiduciary for the applicable plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Your vote must be received by our proxy tabulator, Corporate Election Services (“CES”), before 6:00 a.m. (EST) on Tuesday, January 28, 2014.

Q:	Can a plan participant vote the non-directed shares differently from shares credited to his or her account?

A:	Yes, provided that you are a participant in the Employee Savings Plan or the LESOP. Any participant in the Employee Savings Plan or the LESOP Plan who wishes to vote the non-directed shares differently from the shares credited to his or her account or who wishes not to vote the non-directed shares at all may do so by requesting a separate voting instruction card from CES at Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230. Participants in the Union Plan and the ISP Plan, however, cannot direct that the non-directed shares be voted differently from the shares in their accounts.

Q:	Can I change my vote once I vote by mail, by telephone or over the Internet?

A:	Yes. You have the right to change or revoke your proxy (1) at any time before the Annual Meeting by (a) notifying Ashland’s Secretary in writing, (b) returning a later-dated proxy card or (c) entering a later- dated telephone or Internet vote; or (2) by voting in person at the Annual Meeting. However, any changes or revocations of voting instructions to the Trustee of the Employee Savings Plan, the LESOP, the Union Plan or the ISP Plan must be received by our proxy tabulator, CES, before 6:00 a.m. (EST) on Tuesday, January 28, 2014.

Q:	Who will count the vote?

A:	Representatives of CES will tabulate the votes and will act as the inspector of election.

Q:	Is my vote confidential?

A:	Yes. Your vote is confidential.

Q:	What constitutes a quorum?

A:	As of the Record Date, 77,636,379 shares of Ashland Common Stock were outstanding and entitled to vote. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the Annual Meeting. If you vote in person, by telephone, over the Internet or by returning a properly executed proxy card, you will be considered a part of that quorum.

Abstentions and broker non-votes (i.e., when a broker does not have authority to vote on a specific issue) will be treated as present for the purpose of determining a quorum but as unvoted shares for the purpose of determining the approval of any matter submitted to the shareholders for a vote.

Q:	What vote is required for approval of each matter to be considered at the Annual Meeting?

A:	(1)	Election of directors—Under Article XII of Ashland’s Articles, as amended, the affirmative vote of a majority of votes cast with respect to each director nominee is required for the nominee to be elected. A majority of votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee.

	(2)	Ratification of independent registered public accountants—The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it.

	(3)	Non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers—The non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, will be approved if the votes cast in its favor exceed the votes cast against it.

	(4)	Proposed amendment to the Third Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors—The proposed amendment to the Articles will be approved if this proposal receives the affirmative vote of the holders of 80% or more of the voting power of the outstanding Ashland Common Stock.

Q:	How will broker non-votes be treated?

A:	Ashland will treat broker non-votes as present to determine whether or not there is a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the matters, if any, for which the broker indicates it does not have discretionary authority. This means that broker non-votes will not have any effect on whether a matter proposed at the Annual Meeting passes other than Item 4. For Item 4, broker non-votes will have the effect of a vote against this proposal.

Q:	Where can I find the voting results of the meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting. We will report the final results on a Current Report on Form 8-K filed with the SEC no later than February 5, 2014. You can obtain a copy of the Form 8-K by logging on to our website at http://investor.ashland.com, by calling the SEC at 1-800-SEC-0330 for the location of the nearest public reference room or through the SEC’s EDGAR system at http://www.sec.gov.

Important Notice regarding the availability of Proxy Materials for the Annual Meeting to be held on January 30, 2014. This proxy statement and Ashland’s 2013 Annual Report to Shareholders are available at www.ashland.com/proxy.

ASHLAND COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to each person known to Ashland to beneficially own more than 5% of the outstanding shares of Ashland Common Stock as of September 30, 2013.

Name and Address of Beneficial Owner	Amount and Nature of Common Stock Beneficial Ownership		Percent of Class of Common Stock
FMR LLC	11,491,441	(1)	14.83%
82 Devonshire Street
Boston, Massachusetts 02109

JANA Partners LLC	6,503,180	(2)	8.39%
919 Third Avenue
New York, New York 10022

BlackRock Inc.	4,500,790	(3)	5.81%
40 East 52nd Street
New York, New York 10022

*	Based on 77,492,640 shares of Ashland Common Stock outstanding as of September 30, 2013.

(1)	Based upon information contained in the Schedule 13G/A filed by FMR LLC (“FMR”) with the SEC on February 14, 2013, FMR beneficially owned 11,491,441 shares of Ashland Common Stock as of December 31, 2012, with sole voting power over 3,014,689 shares, shared voting power over no shares, sole dispositive power over 11,491,441 shares and shared dispositive power over no shares. FMR reported its beneficial ownership on behalf of itself and its direct and indirect subsidiaries and affiliates as follows: (i) 7,650,917 shares owned by Fidelity Management & Research Company; (ii) 982 shares owned by Strategic Advisers, Inc.; (iii) 264,120 shares owned by Pyramis Global Advisors, LLC; (iv) 2,698,472 shares owned by Pyramis Global Advisors Trust Company; and (v) 876,950 shares owned by FIL Limited.

(2)	Based upon information contained in the Schedule 13D/A filed by JANA Partners LLC (“JANA”) with the SEC on September 20, 2013, JANA beneficially owned 6,503,180 shares of Ashland Common Stock as of September 19, 2013, with sole voting power over 6,503,180 shares, shared voting power over no shares, sole dispositive power over 6,503,180 shares and shared dispositive power over no shares.

(3)	Based upon information contained in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 8, 2013, BlackRock beneficially owned 4,500,790 shares of Ashland Common Stock as of December 31, 2012, with sole voting power over 4,500,790 shares, shared voting power over no shares, sole dispositive power over 4,500,790 shares and shared dispositive power over no shares. BlackRock reported its beneficial ownership on behalf of itself and the following direct and indirect subsidiaries and affiliates: BlackRock Japan Co. Ltd; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Life Limited, BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock Fund Managers Limited; and BlackRock International Ltd.

ASHLAND COMMON STOCK OWNERSHIP OF DIRECTORS

AND EXECUTIVE OFFICERS OF ASHLAND

The following table shows as of October 31, 2013, the beneficial ownership of Ashland Common Stock by each Ashland director and each Ashland executive officer named in the Summary Compensation Table on page 53 of this proxy statement and the beneficial ownership of Ashland Common Stock by the directors and executive officers of Ashland as a group.

Common Stock Ownership

Name of Beneficial Owner	Aggregate Number of Shares of Common Stock Beneficially Owned
James J. O’Brien	398,203	(1	)(2)(3)
J. Kevin Willis	46,594	(1	)(2)(3)(4)
Peter J. Ganz	18,080	(3	)(4)
John E. Panichella	15,939	(1)
Samuel J. Mitchell	94,451	(1	)(2)(3)(4)(6)
Brendan M. Cummins	3,400	(2	)(5)
Roger W. Hale	35,002	(2	)(5)(6)
Stephen F. Kirk*	0
Kathleen Ligocki	71,956	(2	)(3)(5)
Vada O. Manager	23,393	(2	)(5)
Barry W. Perry	23,776	(2	)(5)
Mark C. Rohr	26,674	(2	)(5)
George A. Schaefer, Jr.	39,424	(2	)(3)(5)
Janice J. Teal	1,463	(2	)(5)
John F. Turner	23,776	(2	)(5)
Michael J. Ward	70,365	(2	)(3)(5)
All directors and executive officers as a group (22 people)	1,042,301	(1	)(2)(3)(4)(5)(6)

*	Mr. Kirk joined the Board on November 18, 2013 and was not a director as of October 31, 2013.

As of October 31, 2013, there were 77,511,372 shares of Ashland Common Stock outstanding. None of the listed individuals owned more than 1% of Ashland’s Common Stock outstanding as of October 31, 2013. All directors and executive officers as a group owned 1,042,301 shares of Ashland Common Stock, which equaled 1.34% of the Ashland Common Stock outstanding as of October 31, 2013. Shares deemed to be beneficially owned are included in the number of shares of Ashland Common Stock outstanding on October 31, 2013 for computing the percentage ownership of the applicable person and the group, but such shares are not deemed to be outstanding for computing the percentage ownership of any other person.

(1)	Includes shares of Ashland Common Stock held under the Employee Savings Plan and/or the LESOP by executive officers: as to Mr. O’Brien, 5,829 shares; as to Mr. Willis, 15,012 shares; as to Mr. Panichella, 401 shares; as to Mr. Mitchell, 1,845 shares; and as to all executive officers as a group, 34,713 shares. Participants can vote the Employee Savings Plan and the LESOP shares.

(2)

Includes common stock units and/or restricted stock units (share equivalents) held by executive officers in the Ashland Common Stock fund under Ashland’s non-qualified deferred compensation plans for employees (the “Employees’ Deferral Plan”) or by directors under the non-qualified deferred compensation plans for non-employee directors (the “Directors’ Deferral Plan”): as to Mr. O’Brien, 139,264 units; as to Mr. Willis, 14,878 units; as to Mr. Mitchell, 33,244 units; as to Mr. Hale, 32,902 units; as to Ms. Ligocki, 37,504 units; as to Mr. Manager, 20,992 units; as to Mr. Perry, 22,776 units; as to Mr. Rohr, 20,674 units; as to Mr. Schaefer, 22,776 units; as to Dr. Teal, 463 units; as to Mr. Turner, 22,776 units; as to Mr. Ward, 56,453 units; and as to all directors and executive officers as a group, 436,101 units. Mr. Cummins, as a non-U.S. resident, is not eligible to defer U.S.-based compensation and therefore holds 3,400 restricted stock units directly and not through the Directors’ Deferral Plan.

(3)	Includes shares of Ashland Common Stock with respect to which the directors and executive officers have the right to acquire beneficial ownership within 60 calendar days after October 31, 2013, through the exercise of stock options or stock appreciation rights (“SARs”): as to Mr. O’Brien, 122,507 shares through SARs; as to Mr. Willis, 3,591 shares through SARs; as to Mr. Ganz, 2,638 shares through SARs; as to Mr. Mitchell, 30,243 shares through SARs; as to Messrs. Schaefer and Ward and Ms. Ligocki, 12,912 shares through options; and as to all directors and executive officers as a group, 38,736 shares through options and 213,748 shares through SARs. All unexercised options on this table are reported as gross shares. All SARs included in this table are reported on a net basis based on the closing price for Ashland Common Stock as reported on the New York Stock Exchange (“NYSE”) Composite Tape on October 31, 2013. All SARs are stock settled and are not issued in tandem with an option.

(4)	Includes restricted shares of Ashland Common Stock: as to Mr. Willis, 12,101 shares; as to Mr. Ganz, 15,442 shares; as to Mr. Mitchell, 20,000 shares; and as to all executive officers as a group, 55,488 shares.

(5)	Includes 1,000 restricted shares of Ashland Common Stock for each of the non-employee directors, except for Mr. Cummins who received 1,000 restricted stock units in lieu of 1,000 restricted shares (discussed in footnote 2 above).

(6)	Includes shares of Ashland Common Stock held under the DRP, which provides participants with voting power with respect to such shares.

ELECTION OF DIRECTORS

Item  1

Board of Directors

The Board of Directors is currently made up of twelve directors, divided into three classes. The three individuals nominated for election as Class I directors at the Annual Meeting are Stephen F. Kirk, James J. O’Brien and Barry W. Perry. The nominees to Class I will be elected to serve a three-year term until the 2017 Annual Meeting. The Governance and Nominating Committee (“G&N Committee”) has confirmed that all three nominees will be available to serve as directors upon election and recommends that shareholders vote for them at the Annual Meeting. Ashland management and representatives of JANA Partners LLC discussed potential new director candidates to be added to Ashland’s Board in November 2013. After consideration of the potential director candidates by the G&N Committee and the full Board, both the Committee and the Board approved the nomination and election of Mr. Kirk. Kathleen Ligocki, currently a Class I director, has decided after ten years of service on Ashland’s Board that she will retire effective at the Annual Meeting of Shareholders on January 30, 2014. Upon Ms. Ligocki’s retirement, the Board presently expects to reduce the number of total directorships to eleven and the number of Class I directors to three. As such, only three directors have been nominated for election and shareholders may only vote for three nominees.

Under Article XII of Ashland’s Articles, as amended, in an uncontested election the affirmative vote of a majority of votes cast with respect to a director nominee is required for the nominee to be elected. Therefore, the number of votes cast “for” a nominee must exceed those cast “against” a nominee for the nominee to be elected to the Board of Directors. Abstentions will not be counted as votes cast either for or against the nominees.

Pursuant to the Board of Directors’ resignation policy in Ashland’s Corporate Governance Guidelines (published on Ashland’s website (http://investor.ashland.com)), any nominee who is serving as a director at the time of an uncontested election who fails to receive a greater number of votes “for” his or her election than votes “against” his or her election will tender his or her resignation for consideration by the Board of Directors within ten days following the certification of the shareholder vote. The Board will decide, through a process managed by the G&N Committee, whether to accept the resignation within 90 days following the date of the shareholder meeting. The Company will then promptly disclose the Board’s decision and reasons therefor. As a condition to his or her nomination, each person nominated by the G&N Committee must agree in advance to abide by the policy. Messrs. Kirk, O’Brien and Perry, the three nominees to Class I, have each agreed to abide by the policy.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Peter J. Ganz (proxies named on the proxy card) will vote FOR the three nominees named in this proxy statement. If any of the nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxies may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the Annual Meeting. At this time, the Board knows of no reason why any of the nominees would not be able to serve as a director if elected.

The Board of Directors recommends a vote FOR Stephen F. Kirk, James J. O’Brien and Barry W. Perry for election as Class I directors at the 2014 Annual Meeting.

Nominees for Election at the 2014 Annual Meeting

Class I Directors

(Term expiring in 2017)

Stephen F. Kirk Former Senior Vice President and Chief Operating Officer of The Lubrizol Corporation Director since 2013 Committees: • Audit • Governance and Nominating Age: 64

Professional Experience:

Mr. Kirk served as Senior Vice President and Chief Operating Officer of The Lubrizol Corporation, a manufacturer of specialty chemicals, from September 2008 until his retirement in December 2011. From June 2004 to September 2008, he served as President of Lubrizol Additives. Prior to that, Mr. Kirk served as Vice President of Sales and Marketing from June 1999 to June 2004.

Education:

Mr. Kirk holds a Bachelor’s degree and Master’s degree in chemical engineering from Cornell University and a Masters in Business Administration from Cleveland State University.

Public Company Boards:

Within the past five years, Mr. Kirk has served on the Board of Directors of Robbins & Myers, Inc.

Non-Profit Boards:

Mr. Kirk serves as Executive in Residence at the Monte Ahuja College of Business at Cleveland State University and chairman of the Cleveland State University Foundation Board. He is also a member of the Cleveland State University board of trustees. Mr. Kirk is Vice-Chair of the Vocational Guidance Service Board and serves on the Boy Scouts of America—Western Reserve Council Advisory Board.

Director Qualifications:

As the former Senior Vice President and Chief Operating Officer of a major specialty chemicals company, Mr. Kirk brings significant management, executive and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

Nominees for Election at the 2014 Annual Meeting (continued)

James J. O’Brien Chairman of the Board and Chief Executive Officer of Ashland Inc. Director since 2002 Age: 59

Professional Experience:

Mr. O’Brien is Ashland’s Chairman of the Board and Chief Executive Officer. Prior to this position, Mr. O’Brien was President and Chief Operating Officer of Ashland and Senior Vice President and Group Operating Officer of Ashland. He also served as the President of Valvoline from 1995 to 2001.

Education:

Mr. O’Brien holds a Bachelor of Science degree in accounting and finance and a Masters in Business Administration from The Ohio State University.

Public Company Boards:

Mr. O’Brien is a Director of Humana Inc., where he serves on the Investment and Audit Committees, and a Director of Albemarle Corporation, where he serves on the Executive Compensation and Health, Safety & Environment Committees.

Non-Profit Boards:

Mr. O’Brien serves as a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University. He is also a member of the Board of Directors of the American Chemistry Council.

Director Qualifications:

Mr. O’Brien has extensive knowledge of Ashland and all of its business segments, and he brings significant management experience and knowledge to the Board in the areas of finance, accounting, international business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Nominees for Election at the 2014 Annual Meeting (continued)

Barry W. Perry

Former Chairman and Chief

Executive Officer of Engelhard Corporation

Director since 2007

Lead Independent Director

Committees:

•    Chair, Personnel and Compensation

•    Governance and Nominating

Age: 67

Professional Experience:

Mr. Perry served as Chairman and Chief Executive Officer of Engelhard Corporation from January 2001 to June 2006. Prior to this position, he held various management positions with Engelhard Corporation beginning in 1993. From 1991 to 1993, Mr. Perry was a Group Vice President of Rhone-Poulenc. Prior to joining Rhone-Poulenc, he held a number of executive positions with General Electric Company.

Education:

Mr. Perry holds a Bachelor of Science degree in plastics engineering from the University of Massachusetts.

Public Company Boards:

Mr. Perry is a Director of Arrow Electronics, Inc., where he serves on the Compensation Committee, and Albemarle Corporation, where he serves on the Executive Compensation Committee and chairs the Health, Safety and Environment Committee. Within the past five years, Mr. Perry also served on the Board of Directors of Cookson Group PLC.

Director Qualifications:

As the former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Perry brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the boards of directors of other public companies.

Continuing Directors Not Up for Election at the 2014 Annual Meeting

Class II Directors (Term expiring in 2015)

Roger W. Hale

Independent Consultant

Former Chairman and Chief Executive Officer of LG&E Energy Corporation

Director since 2001

Committees:

•    Environmental, Health, Safety and Product Compliance

•    Governance and Nominating

Age: 70

Professional Experience:

Mr. Hale is currently an independent consultant. He served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company headquartered in Louisville, Kentucky, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy, he was Executive Vice President of BellSouth Corporation, a communications services company in Atlanta, Georgia. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986.

Education:

Mr. Hale holds a Bachelor of Arts degree from the University of Maryland and a Masters of Science in Management from the Massachusetts Institute of Technology, Sloan School of Management.

Public Company Boards:

Mr. Hale is a Director of Hospira, Inc., where he chairs the Compensation Committee and is a member of the Governance and Public Policy Committee and the Science, Technology and Quality Committee. Within the past five years, Mr. Hale also served on the board of directors of H&R Block, Inc. as Presiding Director.

Director Qualifications:

As a former Chairman of the Board and Chief Executive Officer of a diversified energy services company, Mr. Hale brings significant management experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

Vada O. Manager

Chief Executive Officer of Manager Global Consulting Group

Senior Counselor of APCO Worldwide

Director since 2008

Committees:

•    Audit

•    Governance and Nominating

•    Personnel and Compensation

Age: 52

Professional Experience:

Mr. Manager is the Chief Executive Officer of Manager Global Consulting Group and a Senior Counselor of APCO Worldwide, a strategic consulting company. Prior to this position, he was an independent global consultant. Mr. Manager served as the Senior Director of Global Issues Management for Nike, Inc. from 2006 until March 2009, and he held various management positions at Nike beginning in 1997. Before joining Nike, he performed a similar role for Levi Strauss & Co. and was also a Vice President of the Washington, D.C.-based public affairs firm, Powell Tate, a part of Weber Shandwick.

Education:

Mr. Manager holds a Bachelor of Science degree in political science from Arizona State University and performed graduate work at the London School of Economics.

Non-Profit Boards:

Mr. Manager serves as the Chair of the Civilian Public Affairs Committee of the U. S. Military Academy at West Point.

Director Qualifications:

As a current senior officer and former consultant and senior officer of other large companies, Mr. Manager brings significant experience and knowledge to the Board in the areas of risk oversight, crisis management, marketing, finance, accounting and international business operations.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

George A. Schaefer, Jr. Former Chairman and Chief Executive Officer of Fifth Third Bancorp Director since 2003 Committees: • Chair, Audit • Personnel and Compensation Age: 68

Professional Experience:

Mr. Schaefer served as Chairman of the Board of Directors of Fifth Third Bancorp and Fifth Third Bank headquartered in Cincinnati, Ohio until June 2008. Prior to this position, he held several executive positions with Fifth Third Bancorp and Fifth Third Bank, including Chief Executive Officer, President and Chief Operating Officer.

Education:

Mr. Schaefer holds a Bachelor of Science degree from the U.S. Military Academy at West Point and a Masters in Business Administration from Xavier University.

Public Company Boards:

Mr. Schaefer is non-executive Chairman of the Board of Directors of Wellpoint Inc., where he chairs the Executive Committee and is a member of the Compensation and Governance Committees. Within the past five years, Mr. Schaefer also served on the Board of Directors of Fifth Third Bancorp.

Non-Profit Boards:

Mr. Schaefer is a member of the Board of Trustees of the University of Cincinnati Healthcare System.

Director Qualifications:

As a former Chairman of the Board and Chief Executive Officer of a leading financial institution, Mr. Schaefer brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

John F. Turner

Former Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs

Director since 2006

Committees:

•    Chair, Governance and Nominating

•    Environmental, Health, Safety and Product Compliance

Age: 71

Professional Experience:

Mr. Turner served as Assistant Secretary of State for the U.S. Department of State’s Bureau of Oceans and International and Scientific Affairs in Washington, D.C., from November 2001 until July 2005. Prior to serving at the Department of State, he was President and Chief Executive Officer of The Conservation Fund, a non-profit organization dedicated to conserving America’s natural and historic heritage. Mr. Turner also served in the Wyoming state legislature for 19 years and is a past president of the Wyoming State Senate. He is also a managing partner in The Triangle X Ranch in Wyoming and a visiting professor at the University of Wyoming.

Education:

Mr. Turner holds a Bachelor of Arts degree in biology from the University of Notre Dame and a Master of Science degree in wildlife ecology from the University of Michigan.

Public Company Boards:

Mr. Turner is a Director of Peabody Energy Company, where he serves on the Health, Safety, Security and Environmental and the Nominating and Corporate Governance Committees; International Paper Company, where he chairs the Public Policy and Environment Committee and serves on the Governance and Executive Committees; and American Electric Power Company, Inc., where he is a member of the Audit, Policy and Nuclear Oversight Committees.

Non-Profit Boards:

Mr. Turner is Chairman of the Ruckelshaus Institute of Environmental Natural Resources at the University of Wyoming and Senior Associate of The Conservation Fund. Mr. Turner is also a member of the advisory boards of Grand Teton National Park Foundation, the National Museum of Wildlife Art, the Jackson Hole Historical Society and The Raptor Center.

Director Qualifications:

As a former senior governmental official, Mr. Turner brings significant experience and knowledge to the Board in the areas of environmental protection and regulatory compliance, risk oversight and corporate governance. He also brings significant experience gained from his public service and his service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

Class III Directors (Term expiring in 2016)

Brendan M. Cummins

Former Consultant to The

Valence Group

Former Chief Executive

Officer of Ciba

Specialty Chemicals

Director since 2012

Committees:

•    Audit

•    Environmental, Health, Safety and Product Compliance

Age: 62

Professional Experience:

Mr. Cummins served as a global strategic advisor to, and on the senior executive panel of, The Valence Group, a specialist mergers and acquisitions firm, from 2010 until May 2012. Prior to that position, Mr. Cummins served with Ciba Specialty Chemicals as Chief Executive Officer from 2007 to 2008 and as Chief Operating Officer from 2005 to 2007. From 1974 to 2005, Mr. Cummins held a variety of international and senior management positions with Ciba.

Education:

Mr. Cummins is an Associate and Fellow of the Institute of Company Accountants, is a Fellow of the Association of International Accountants and received a Diploma in Company Direction from the Institute of Directors in 2010. He also completed a management development program at Harvard in 1989.

Other Company Boards:

Mr. Cummins currently serves as a board member of SolarPrint Ltd and Tom Murphy Car Sales Ltd in Ireland.

Non-Profit Boards:

Mr. Cummins serves as Chairman of The Viking Trust Ltd in Waterford City, Ireland and as a board member and Vice Chair of the Waterford Civic Trust.

Director Qualifications:

As the former Chief Executive Officer of a major chemical company and chemical industry consultant, Mr. Cummins brings significant management and chemical industry experience and knowledge to the Board in the areas of international business operations, accounting and finance, risk oversight, environmental compliance and corporate governance.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

Mark C. Rohr Chairman and Chief Executive Officer of Celanese Corporation Director since 2008 Committees: • Audit • Environmental, Health, Safety and Product Compliance Age: 62

Professional Experience:

Mr. Rohr is Chairman and Chief Executive Officer of Celanese Corporation, a technology and specialty materials company. He has served in these roles since April 2012. Prior to this position, he held several executive positions with Albemarle Corporation, a specialty chemical company, including Executive Chairman of the Board (2011-2012), Chairman of the Board (2008-2011), Chief Executive Officer (2002-2011) and President (2000-2010). Before joining Albemarle, he served with Occidental Chemical Corporation as Senior Vice President, Specialty Chemicals.

Education:

Mr. Rohr holds Bachelor of Science degrees in chemistry and chemical engineering from Mississippi State University.

Public Company Boards:

Within the past five years, Mr. Rohr has served as the Executive Chairman and Chairman of the Board of Albemarle Corporation.

Non-Profit Boards:

Mr. Rohr serves on the Executive Committee of the American Chemistry Council and the Advisory Board of Mississippi State University College of Arts and Sciences.

Director Qualifications:

As a current Chairman and Chief Executive Officer of a leading technology and specialty materials company and former Chairman of the Board and Chief Executive Officer of a leading chemical company, Mr. Rohr brings significant management and chemical industry experience and knowledge to the Board in the areas of finance, accounting, international business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of other public companies.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

Janice J. Teal

Former Group Vice

President and Chief Scientific Officer for Avon Products Inc.

Director since 2012

Committees:

•    Environmental, Health, Safety and Product Compliance

•    Personnel and Compensation

Age: 61

Professional Experience:

Dr. Teal served as the Group Vice President and Chief Scientific Officer for Avon Products Inc., a direct seller of beauty and related products, from January 1999 to May 2010. Prior to that position, Dr. Teal served as Vice President of the Avon Skin Care Laboratories, where she led the bioscience research and skin care teams.

Education:

Dr. Teal holds a doctorate degree and a Master of Science degree in Pharmacology from Emory University Medical School, a Pharmacy Degree from Mercer University and was a Post-Doctoral Fellow at the New York University Medical Center Institute of Environmental Medicine.

Public Company Boards:

Within the past five years, Dr. Teal served on the Board of Directors of Arch Chemicals, Inc., where she served on the Audit Committee and the Corporate Governance Committee.

Director Qualifications:

As former Group Vice President and Chief Scientific Officer of a leading personal care company, Dr. Teal brings significant scientific and personal care industry experience and knowledge to the Board in the areas of research and development, marketing, safety and risk oversight. She also brings significant experience gained from service on the board of directors of another public chemical company.

Continuing Directors Not Up for Election at the 2014 Annual Meeting (continued)

Michael J. Ward Chairman of the Board and Chief Executive Officer of CSX Corporation Director since 2001 Committees: • Governance and Nominating • Personnel and Compensation Age: 63

Professional Experience:

Mr. Ward is Chairman of the Board and Chief Executive Officer of CSX Corporation, a transportation supplier. Prior to this position, he was President of CSX Transportation, the corporation’s rail unit.

Education:

Mr. Ward holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration from the Harvard Business School.

Non-Profit Boards:

Mr. Ward is a Director of the American Coalition for Clean Coal Electricity, City Year and Take Stock in Children. His other affiliations include The Florida Council of 100, The Business Roundtable, the Hubbard House Foundation, Edward Waters College Foundation and Michael and Kim Ward Foundation.

Director Qualifications:

As a current Chairman of the Board and Chief Executive Officer of a major transportation company, Mr. Ward brings significant experience and knowledge to the Board in the areas of finance, accounting, business operations, safety, environmental compliance, risk oversight and corporate governance. He also brings significant experience gained from service on the board of directors of another public company.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table is a summary of compensation information for the fiscal year ended September 30, 2013 for Ashland’s non-employee directors. Mr. O’Brien, Chairman of the Board and Chief Executive Officer, receives no compensation as a director of Ashland. Mr. Kirk joined the Board on November 18, 2013 and received no fees for fiscal 2013.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
(a)	(b)	(c)	(h)
Brendan M. Cummins	99,000	100,000	199,000

Roger W. Hale	90,000	100,000	190,000

Kathleen Ligocki*	109,000	100,000	209,000

Vada O. Manager	99,000	100,000	199,000

Barry W. Perry	120,000	100,000	220,000

Mark C. Rohr	99,000	100,000	199,000

George A. Schaefer, Jr.	105,000	100,000	205,000

Janice J. Teal	90,000	100,000	190,000

John F. Turner	100,000	100,000	200,000

Michael J. Ward	90,000	100,000	190,000

*	Ms. Ligocki will retire from Ashland’s Board of Directors effective at the Annual Meeting of Shareholders on January 30, 2014.

(1)	For fiscal 2013, Messrs. Perry and Ward and Dr. Teal deferred all of their fees into the Directors’ Deferral Plan. Mr. Manager deferred $11,138 of his fees into the Directors’ Deferral Plan and he received $9,690 of his fees in Ashland Common Stock.

(2)	The values in column (c) represent the aggregate grant date fair value of restricted stock unit awards granted in fiscal 2013 computed in accordance with FASB ASC Topic 718. These restricted stock unit awards are recorded as liabilities under generally accepted accounting principles and do not require assumptions in computing their grant date fair value. The number of restricted stock unit awards received is rounded to the nearest whole share. Other than Mr. Cummins, each non-employee director received a grant of 1,271 restricted stock units of Ashland Common Stock in the Directors’ Deferral Plan on January 30, 2013. Mr. Cummins received a grant of 1,271 restricted stock units directly on January 30, 2013. The grant date fair value per share of each restricted stock unit was the same as the closing price of $78.69 per share of Ashland Common Stock on the NYSE on such date.

The following table identifies the aggregate number of stock and option awards for each non-employee director outstanding as of September 30, 2013. Mr. Kirk joined the Board on November 18, 2013 and held no restricted stock or restricted stock units in fiscal 2013.

Name	Shares of Restricted Ashland Common Stock (#)	Unvested Restricted Stock Units of Ashland Common Stock (1) (#)	Outstanding Ashland Stock Options (2) (#)
Brendan M. Cummins	0	3,400	0

Roger W. Hale	1,000	1,284	0

Kathleen Ligocki*	1,000	1,284	12,912

Vada O. Manager	1,000	1,284	0

Barry W. Perry	1,000	1,284	0

Mark C. Rohr	1,000	1,284	0

George A. Schaefer, Jr.	1,000	1,284	12,912

Janice J. Teal	1,000	1,284	0

John F. Turner	1,000	1,284	0

Michael J. Ward	1,000	1,284	12,912

*	Ms. Ligocki will retire from Ashland’s Board of Directors effective at the Annual Meeting of Shareholders on January 30, 2014.

(1)	Includes credit for reinvested dividends allocated since the grant date, January 30, 2013, for all directors. For all directors other than Mr. Cummins, the restricted stock units vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Mr. Cummins’s restricted stock units vest as described below under “Restricted Shares/Units” of this proxy statement.

(2)	No stock options have been granted to non-employee directors since January 26, 2006.

Annual Retainer

Ashland’s non-employee director compensation program provides: (a) an annual retainer of $90,000 for each director; (b) an additional annual retainer of $20,000 for the Lead Independent Director; (c) an additional annual retainer of $15,000 for the Chair of the Audit Committee and $9,000 for Audit Committee members; and (d) an additional annual retainer of $10,000 for other Committee Chairs.

Non-employee directors may elect to receive part or all of each retainer in cash or in shares of Ashland Common Stock. They may also elect to have a portion or all retainers deferred and paid through the Directors’ Deferral Plan. The directors who make an election to defer retainers may have the deferred amounts held as common stock units (share equivalents) in the hypothetical Ashland Common Stock fund or invested under the other available investment options under the plan. The payout of the deferred retainers occurs upon termination of service by a director. Directors may elect to have the payout in a single lump sum or in installments not to exceed 15 years. For deferrals before January 1, 2005, upon a “change in control” of Ashland (as defined in the

Directors’ Deferral Plan), amounts in the directors’ deferral accounts will be automatically distributed as a lump sum in cash to the director. For deferrals on and after January 1, 2005, distributions for such deferrals will be made pursuant to each director’s election and valued at the time of the distribution.

Restricted Shares/Units

Upon election to the Board of Directors, each new director (other than Mr. Cummins, who is a non-U.S. resident) received 1,000 restricted shares of Ashland Common Stock. In lieu of 1,000 restricted shares of Ashland Common Stock, Mr. Cummins received 1,000 restricted stock units. The restricted shares and Mr. Cummins’s restricted stock units may not be sold, assigned, transferred or otherwise encumbered until the earliest to occur of: (i) retirement from the Board of Directors; (ii) death or disability of the director; (iii) a 50% change in the beneficial ownership of Ashland; or (iv) voluntary early retirement to enter governmental service. The G&N Committee has discretion to limit a director’s forfeiture of these shares or restricted stock units if the non-employee director leaves the Board of Directors for reasons other than those listed above.

Each non-employee director (other than Mr. Cummins) also receives an annual award of deferred restricted stock units in the Directors’ Deferral Plan with a grant date value of $100,000 (pro-rated as applicable for less than a full-year of service). The restricted stock units vest one year after date of grant or upon the date of the next annual shareholder meeting, if earlier. Dividends on restricted stock units are reinvested in additional restricted stock units. Upon a “change in control” of Ashland, the restricted stock units immediately vest. A director may elect before the restricted stock units vest to have his or her vested units paid in shares of Ashland Common Stock or in cash after the director terminates from service.

Mr. Cummins, as a non-U.S. resident, is not eligible to participate in the Directors’ Deferral Plan. Therefore, he received an annual award of restricted stock units directly, which will vest on the same basis as his restricted stock units described in the preceding paragraph. His annual award will continue to be granted directly (and not through deferral).

Stock Ownership Guidelines for Directors

The Board of Directors considers Ashland Common Stock ownership by directors to be of utmost importance. The Board believes that such ownership enhances the commitment of directors to Ashland’s future and aligns their interests with those of Ashland’s other shareholders. The Board has therefore established minimum stock ownership guidelines for non-employee directors which require each director to own the lesser of (i) 12,500 shares or units of Ashland Common Stock, or (ii) Ashland Common Stock having a value of at least five times his or her base annual cash retainer of $90,000. Each newly elected director has five years from the year elected to reach this ownership level. As of October 31, 2013, all of Ashland’s then current directors had attained the minimum stock ownership levels based on holdings, except for Mr. Cummins and Dr. Teal, each of whom joined the Board in 2012 and will not be required to meet the minimum stock ownership guidelines until 2017. Mr. Kirk joined the Board on November 18, 2013 and was not subject to stock ownership guidelines on October 31, 2013.

CORPORATE GOVERNANCE

Governance Principles

Ashland is committed to adhering to sound corporate governance practices. The documents described below are published on Ashland’s website (http://investor.ashland.com). These documents are also available for free in print to any shareholder who requests them. Among the corporate governance practices followed by Ashland are the following:

•

Ashland has adopted Corporate Governance Guidelines. These guidelines provide the framework for the Board of Directors’ governance of Ashland and include a general description of the Board’s purpose, director qualification standards, retirement and resignation policies and other responsibilities. The Corporate Governance Guidelines require that at least two-thirds of Ashland’s directors be independent, as defined by Ashland’s Director Independence Standards (the “Standards”), which incorporate the independence requirements of the SEC’s rules and the listing standards of the NYSE.

•

Ashland also requires compliance with its code of business conduct which applies to all of Ashland’s directors and employees, including the principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The code of business conduct promotes honest and ethical conduct, compliance with applicable laws, rules and regulations, prompt reporting of violations of the code and full, fair, accurate, timely and understandable disclosure in reports filed with the SEC. Ashland intends to post any amendments or waivers of the code (to the extent applicable to Ashland’s directors and executive officers) on Ashland’s website or in a Current Report on Form 8-K.

•	Each of Ashland’s Board Committees has adopted a charter defining its respective purposes and responsibilities.

•

Only independent directors, as defined in the Standards, may serve on the Audit Committee, G&N Committee, Personnel and Compensation Committee (the “P&C Committee”) and Environmental, Health, Safety and Product Compliance Committee (the “EHS&PC Committee”) of the Board.

•	The Board, and each Committee of the Board, has the authority to engage independent consultants and advisors.

Board Leadership Structure

Ashland combines the roles of Chairman of the Board and Chief Executive Officer, which is balanced through the appointment of a Lead Independent Director. The Board believes that combining the positions of Chairman and Chief Executive Officer provides clarity of leadership and is in the best interests of Ashland and its shareholders at this time. The Board believes that the use of a Lead Independent Director provides appropriate independent oversight of management. Independent oversight has been further assured by having only one member of management on the Board. The non-management directors regularly meet alone in executive session at Board meetings.

The Lead Independent Director is an independent director selected annually by the G&N Committee. Mr. Perry is currently the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director:

•	Coordinates with the Chairman of the Board to determine the appropriate schedule of meetings;

•	Places any item he or she determines is appropriate on the Board’s agenda;

•

Directs that specific materials be included in Board mailings and works with the G&N Committee, as appropriate, to assess the quality, quantity and timeliness of the flow of information from management to the Board;

•	Directs the retention of consultants and advisors to report directly to the Board;

•	Coordinates with the G&N Committee to oversee compliance with Ashland’s Corporate Governance Guidelines and to recommend appropriate revisions thereto;

•

Coordinates and develops the agenda for, and moderates executive sessions of, the Board’s independent directors and acts as principal liaison between the independent directors and the Chairman of the Board and Chief Executive Officer on sensitive matters; and

•	Works with the G&N Committee to recommend the membership of the various Board Committees and Committee Chairs.

Oversight of Ashland’s Executive Compensation Program

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee is composed of independent directors. In making compensation decisions, the P&C Committee considers, among other things: Ashland’s compensation philosophy, its financial and operating performance, the individual performance of executives, compensation policies and practices for Ashland employees generally, and practices and executive compensation levels of peer and similarly-sized general industry companies.

The P&C Committee’s primary responsibilities are to:

•	Ensure that the Company’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests, and emphasize the pay for performance linkage;

•

Review, evaluate and approve on an annual basis, the goals and objectives of the Chief Executive Officer. The P&C Committee annually evaluates the Chief Executive Officer’s performance in light of these established goals and objectives, and based on these evaluations after an executive session, the P&C Committee sets the Chief Executive Officer’s annual compensation, including base salary, annual incentives and long-term incentives;

•	Review and approve compensation of all key senior executives and elected corporate officers; and

•

Approve any employment agreements, consulting arrangements, severance or retirement arrangements, change in control agreements, and/or any special or supplemental benefits or provisions covering any current or former executive officer of Ashland.

For further information about the responsibilities of the P&C Committee, see “Committees and Meetings of the Board of Directors—Personnel and Compensation Committee” on page 30.

The P&C Committee may form and delegate authority to subcommittees with regard to any of the above responsibilities.

In determining and administering the executive compensation programs, the P&C Committee takes into consideration:

•

Recommendations of the Chief Executive Officer and the Chief Human Resources and Communications Officer regarding potential changes to named executive officer compensation based on performance, competitiveness, personnel and organizational changes, regulatory issues, strategic initiatives and other matters;

•	Information provided by the Human Resources function at Ashland; and

•

Advice of an outside, independent, executive compensation consultant on all aspects of executive compensation, including comparison to the practices and executive compensation levels of peer and general industry companies.

The P&C Committee meets in executive session for a portion of each of its meetings.

Personnel and Compensation Committee Interlocks and Insider Participation

The members of the P&C Committee for fiscal 2013 were Barry W. Perry (Chair), Kathleen Ligocki, Vada O. Manager, George A. Schaefer, Jr., Janice J. Teal and Michael J. Ward. There were no impermissible interlocks or inside directors on the P&C Committee.

Board’s Role of Risk Oversight

The Board of Directors has oversight responsibility with respect to Ashland’s risk management processes. This includes working with management to determine and assess the Company’s philosophy and strategy towards risk management and mitigation. Management is responsible for the day-to-day management of risk, and they report periodically to the Board and to specific Committees on current and emerging risks and the Company’s approach to avoiding and mitigating risk exposure. The Board reviews in detail the Company’s most significant risks and whether management is responding consistently within the Company’s overall risk management and mitigation strategy.

While the Board maintains the ultimate oversight responsibility for risk management, each of the various Committees of the Board has been assigned responsibility for risk management oversight of specific areas. In particular, the Audit Committee maintains responsibility for overseeing risks related to Ashland’s financial reporting, audit process, internal controls over financial reporting and disclosure controls and procedures. The Audit Committee also has oversight responsibility related to Ashland’s key financial risks. The EHS&PC Committee assists the Board in fulfilling its oversight responsibility with respect to environmental, health, safety, product compliance and business continuity risks. In setting compensation, the P&C Committee monitors and evaluates the compensation and benefits structure of the Company, including providing guidance on philosophy and policy matters and excessive risk-taking. Finally, the G&N Committee conducts an annual review of nominees to the Board and is charged with developing and recommending to the Board corporate governance principles and policies and Board Committee structure, leadership and membership.

Director Independence and Certain Relationships

The Board of Directors has adopted the Standards to assist in its determination of director independence. To qualify as independent under these Standards, the Board must affirmatively determine that a director has no material relationship with Ashland, other than as a director.

Pursuant to the Standards, the Board of Directors undertook a review of director independence in November 2013 (and for Mr. Kirk, at the special meeting on November 18, 2013). During this review, the Board considered relationships and transactions between, on the one hand, each director, any member of his or her immediate family, and his or her affiliates, and on the other hand, Ashland and its subsidiaries and affiliates. As provided for in the Standards, the purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of the review, the Board of Directors affirmatively determined that Messrs. Cummins, Hale, Kirk, Manager, Perry, Rohr, Schaefer, Turner and Ward, Ms. Ligocki and Dr. Teal are each independent of Ashland and its affiliates. Mr. O’Brien, Ashland’s Chief Executive Officer, is the only director determined not to be independent of Ashland. In addition, the Board has affirmatively determined that all members of the Audit Committee and P&C Committee are independent under SEC Rules and the listing standards of the NYSE.

In the normal course of business, Ashland had transactions with other corporations where certain directors are executive officers. None of the transactions were material in amount as to Ashland and none were reportable under federal securities laws. Ashland’s Board of Directors has concluded that the following relationships between Ashland and the director-affiliated entities are not material pursuant to the Standards, and the G&N Committee has determined that the transactions are not “Related Person Transactions,” as defined in the Related Person Transaction Policy:

Mark C. Rohr, a director of Ashland, became the Chairman and Chief Executive Officer of Celanese Corporation (“Celanese”) in April 2012. During fiscal 2013, Ashland paid Celanese approximately $15.8 million and Celanese paid Ashland approximately $12.1 million for certain products and/or services. In connection with Ashland’s sale of its polyvinyl acetate homopolymer and copolymer (“PVAc”) business to Celanese in January 2012, certain products were toll manufactured by Ashland for Celanese through August of fiscal 2013.

Michael J. Ward, a director of Ashland, is Chairman of the Board and Chief Executive Officer of CSX Corporation (“CSX”). During fiscal 2013, Ashland paid CSX approximately $5.9 million for transportation services. CSX did not purchase any products and/or services from Ashland.

Related Person Transaction Policy

Federal securities laws require Ashland to describe any transaction since the beginning of the last fiscal year, or any currently proposed transaction, in which Ashland was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. Related persons are directors and executive officers, nominees for director and any immediate family members of directors, executive officers or nominees for director. Ashland is also required to describe its policies and procedures for the review, approval or ratification of any Related Person Transaction.

Pursuant to Ashland’s written Related Person Transaction Policy (the “Policy”), the G&N Committee is responsible for reviewing the material facts of all transactions that could potentially be “transactions with related persons.” The Policy covers any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, (2) Ashland is a participant, and (3) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). Transactions between Ashland and any firm, corporation or entity in which a related person is an executive officer or general partner, or in which any related persons collectively hold more than 10% of the ownership interests, are also subject to review under the Policy.

Under the Policy, Ashland’s directors and executive officers are required to identify annually and on an as needed basis potential transactions with related persons or their firms that meet the criteria set forth in the Policy, and management is required to forward all such disclosures to the G&N Committee. The G&N Committee reviews each disclosed transaction. The G&N Committee has discretion to approve, disapprove or otherwise act if a transaction is deemed to be a Related Person Transaction subject to the Policy. Only disinterested members of the G&N Committee may participate in the determinations made with regard to a particular transaction. If it is impractical to convene a meeting of the G&N Committee, the Chairman of the G&N Committee is authorized to make a determination and promptly report such determination in writing to the other G&N Committee members. All determinations made under the Policy are required to be reported to the full Board of Directors.

Under the Policy and consistent with SEC regulations, certain transactions are not Related Person Transactions, even if such transactions exceed $120,000 in a fiscal year. Those exceptions are:

•	Compensation to a director or executive officer which is or will be disclosed in Ashland’s proxy statement;

•	Compensation to an executive officer which is approved by the P&C Committee and would have been disclosed in Ashland’s proxy statement if the executive officer was a “named executive officer;”

•

A transaction in which the rates or charges involved are determined by competitive bids, or which involves common, contract carrier or public utility services at rates or charges fixed in conformity with law or governmental authority;

•	A transaction that involves services as a bank depository of funds, transfer agent, registrar, indenture trustee or similar services; and

•	A transaction in which the related person’s interest arises solely from the ownership of Ashland Common Stock and all shareholders receive the same benefit on a pro rata basis.

Communication with Directors

The Board of Directors has established a process by which shareholders and other interested parties may communicate with the Board. Persons interested in communicating with the Board, or with a specific member or Committee of the Board, may do so by writing to the Lead Independent Director in care of the General Counsel of Ashland, 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Communications directed to the Lead Independent Director will be reviewed by the General Counsel and distributed to the Lead Independent Director as well as to other individual directors, as appropriate, depending on the subject matter and facts and circumstances outlined in the correspondence. Communications that are not related to the duties and responsibilities of the Board, or are otherwise inappropriate, will not be forwarded to the Lead Independent Director, although all communications directed to the Board will be available to any director upon request.

Attendance at Annual Meeting

Ashland has a policy and practice of strongly encouraging all directors to attend the Annual Meeting. All of Ashland’s then current directors were present at the Annual Meeting held on January 31, 2013.

Executive Sessions of Directors

The non-employee directors meet in executive session at each regularly scheduled meeting of the Board, and at other times as they may determine appropriate. The Audit and P&C Committees of the Board meet in executive session during every regular Committee meeting. Other Board Committees meet in executive session at the discretion of the Committee members.

Shareholder Recommendations for Directors

The G&N Committee considers director candidates recommended by other directors, employees and shareholders, and is authorized, at its discretion, to engage a professional search firm to identify and suggest director candidates. Written suggestions for director candidates should be sent via registered, certified or express mail to the Secretary of Ashland at 50 E. RiverCenter Boulevard, P.O. Box 391, Covington, Kentucky 41012-0391. Such suggestions should be received no later than September 1, 2014, to be considered by the G&N Committee for inclusion as a director nominee for the 2014 Annual Meeting. Suggestions for director candidates should include all information required by Ashland’s By-laws, and any other relevant information, as to the proposed candidate. The G&N Committee selects each director nominee based on the nominee’s skills, achievements and experience. The G&N Committee will review all director candidates in accordance with its charter and Ashland’s Corporate Governance Guidelines, and it will identify qualified individuals consistent with criteria approved by the Board of Directors. The G&N Committee shall select individuals as director nominees who exhibit the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective in serving the interests of Ashland’s shareholders. Additionally, the G&N Committee shall seek director candidates who exhibit the following personal and professional qualifications: (1) significant experience in either the chemical or consumer marketing industries; (2) product or process innovation experience; (3) international business expertise; (4) diverse experience in policy-making in business, government, education and/or technology, or in areas that are relevant to Ashland’s global business and strategy; (5) an inquisitive and objective nature, practical wisdom and mature judgment; and (6) the ability to work with Ashland’s existing directors and management. Individuals recommended by shareholders in accordance with these procedures will be evaluated by the G&N Committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

In order for a shareholder to nominate a director at an annual meeting who is not otherwise nominated by the G&N Committee, Ashland’s By-laws require that the shareholder must give written notice (as specified below) to the Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting). Public disclosure may include a public filing with the SEC. The notice must contain the following information:

•	The name and address of the shareholder who intends to make the nomination and the name and address of the person(s) to be nominated;

•

A representation that the shareholder is a shareholder of record of Ashland Common Stock entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy to make the nomination(s) specified in the notice;

•

A description of all arrangements or understandings between the shareholder and each nominee and any other person(s) pursuant to which the nomination(s) are to be made by the shareholder. The other person(s) must be named in the notice;

•	Information about each nominee that would be required in a proxy statement, according to the rules of the SEC, had the nominee been proposed by the Board of Directors;

•	The consent of each nominee to serve as a director if so elected; and

•	A representation as to whether or not the shareholder will solicit proxies in support of his or her nominee(s).

The chairman of any meeting of shareholders to elect directors and the Board of Directors may refuse to acknowledge any nomination that is not made in compliance with the procedure described above or if the shareholder fails to comply with the representations set forth in the notice.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors currently has four committees: Audit Committee; Environmental, Health, Safety and Product Compliance Committee; Governance and Nominating Committee; and Personnel and Compensation Committee. All Committees are composed entirely of independent directors. During fiscal 2013, 7 meetings of the Board were held. During fiscal 2013, each director attended at least 75% of the total meetings of the Board and the Committees on which he or she served, except for Mr. Ward who attended 72.2% of the total meetings of the Board, the G&N Committee and the P&C Committee. Overall attendance at Board and Committee meetings was 92.3%. The following table describes the current members of each of the Committees, each Committee’s primary responsibilities and the number of meetings held during fiscal 2013. Each Committee’s charter is available on Ashland’s website (http://investor.ashland.com/governance.cfm).

Meetings and Current Members	Summary of Responsibilities

AUDIT COMMITTEE

Meetings in fiscal 2013: 5

In addition, the Committee met quarterly to discuss and review Ashland’s quarterly financial performance, associated news releases and Form 10-Q filings.

Members:

George A. Schaefer, Jr. (Chair)

Brendan M. Cummins

Stephen F. Kirk*

Kathleen Ligocki**

Vada O. Manager

Mark C. Rohr

*       Joined the Committee on November 18, 2013

**     Will retire January 30, 2014

•    Oversees Ashland’s financial reporting process, including earnings releases and the filing of financial reports.

•    Reviews management’s implementation and maintenance of adequate systems of internal accounting and financial controls (including internal control over financial reporting).

•    Evaluates the independence and performance of the independent auditors, who report directly to the Committee.

•    Selects independent auditors based on qualification and independence and approves audit fees and services performed by independent auditors.

•    Reviews the effectiveness of Ashland’s legal and regulatory compliance programs.

•    Discusses the overall scope and plans for audits with both internal and independent auditors.

•    Reviews and investigates any matters pertaining to the integrity of executive management and oversees compliance by management with laws, regulations and the code of business conduct.

•    Establishes and maintains procedures for handling complaints regarding accounting and auditing matters.

•    Reviews Ashland’s enterprise risk management policies and assessment processes.

•    Evaluates and recommends actions regarding significant financial issues such as capital structure, dividend policy, offerings of corporate securities, major borrowings, credit facilities, derivatives and swaps policies (including entry into swaps in reliance on the end-user exception), past audits of capital investments, capital projects, commercial commitments and merger, acquisition and divestiture activities.

•    Oversees funding and investment policy related to employee benefit plans.

•    Reviews performance and operation of internal audit including the head of internal audit, and reviews adverse audit reports.

Meetings and Current Members	Summary of Responsibilities

ENVIRONMENTAL, HEALTH, SAFETY AND PRODUCT COMPLIANCE COMMITTEE

Meetings in fiscal 2013: 3

Members:

Kathleen Ligocki* (Chair)

Brendan M. Cummins

Roger W. Hale

Mark C. Rohr

Janice J. Teal

John F. Turner

*       Will retire January 30, 2014

•    Oversees and reviews Ashland’s environmental, health and safety policies, programs, practices and any product quality issues, competitors’ activities and industry best practices.

•    Oversees and reviews environmental, health and safety regulatory trends, including Ashland’s overall compliance, remediation and sustainability efforts.

•    Oversees, reviews and receives updates on Ashland’s policies regarding environmental, health, safety and product compliance and business continuity risks.

•    Reports to the Board concerning implementation of environmental, health, safety and product compliance policies and assists the Board in assuring Ashland’s compliance with those policies.

GOVERNANCE AND NOMINATING COMMITTEE

Meetings in fiscal 2013: 4

Members:

John F. Turner (Chair)

Roger W. Hale

Stephen F. Kirk*

Vada O. Manager

Barry W. Perry

Michael J. Ward

*       Joined the Committee on November 18, 2013

•    Recommends nominees for the Board of Directors and its Committees.

•    Reviews suggested potential candidates for the Board.

•    Recommends desirable size and composition of the Board and its Committees.

•    Recommends to the Board programs and procedures relating to director compensation, evaluation, retention and resignation.

•    Reviews corporate governance guidelines, corporate charters and proposed amendments to the Articles and By-laws of Ashland.

•    Reviews transactions pursuant to the Related Person Transaction Policy.

•    Assists the Board in ensuring the Board’s independence as it exercises its corporate governance and oversight roles.

•    Oversees the evaluation of the Board.

•    Reviews the process for succession planning for the executive management of Ashland.

•    Reviews all Committee charters.

•    Reviews and makes recommendations to address shareholder proposals.

Meetings and Current Members	Summary of Responsibilities

PERSONNEL AND COMPENSATION COMMITTEE

Meetings in fiscal 2013: 7

Members:

Barry W. Perry (Chair)

Kathleen Ligocki*

Vada O. Manager

George A. Schaefer, Jr.

Janice J. Teal

Michael J. Ward

*       Will retire January 30, 2014

•    Ensures Ashland’s executive compensation programs are appropriately competitive, support organizational objectives and shareholder interests and emphasize pay for performance linkage.

•    Evaluates and approves compensation and sets performance criteria for compensation programs with respect to Ashland’s Chief Executive Officer.

•    Evaluates and approves compensation and sets performance criteria for compensation programs for all key senior executives and elected officers.

•    Oversees the execution of senior management succession plans, including HR-related business continuity plans.

•    Approves any employment agreements, consulting arrangements, severance or retirement arrangements, change-in-control agreements and/ or any other special or supplemental benefits covering any current or former executive officer.

•    Adopts, amends, terminates and performs other design functions for Ashland’s benefit plans.

•    Oversees the implementation and administration of Ashland’s compensation plans.

•    Monitors and evaluates Ashland’s compensation and benefits structure, providing guidance on philosophy, policy matters and excessive risk taking.

•    Oversees regulatory compliance on compensation matters, including Ashland’s policies on structuring compliance programs to preserve tax deductibility.

•    Oversees the preparation of the annual report on executive compensation.

•    Oversees the retention of compensation consultants, independent legal counsel or other advisors and determines independence of the same.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the overall executive compensation policies and practices at Ashland and specifically analyzes the total compensation for the following named executive officers:

•	James J. O’Brien, Chairman of the Board and Chief Executive Officer;

•	J. Kevin Willis*, Senior Vice President and Chief Financial Officer;

•	Lamar M. Chambers**, Former Senior Vice President and Chief Financial Officer;

•	Peter J. Ganz, Senior Vice President, General Counsel and Secretary;

•	John E. Panichella***, Senior Vice President, and President of Ashland Water Technologies; and

•	Samuel J. Mitchell, Senior Vice President, and President of Ashland Consumer Markets.

*	Mr. Willis was appointed Senior Vice President and Chief Financial Officer effective May 3, 2013.

**	Mr. Chambers served as Senior Vice President and Chief Financial Officer until May 3, 2013, and he continued to serve as Senior Vice President until his retirement effective July 1, 2013.

***	For all of fiscal 2013, Mr. Panichella served as Senior Vice President and Group Operating Officer, and President of Ashland Specialty Ingredients.

Executive Summary

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of the following types of compensation: base pay, annual incentive compensation awards and long-term incentive compensation awards which are comprised primarily of stock appreciation rights (“SARs”) and Long-Term Incentive Plan performance unit awards (“LTIPs”).

Fiscal 2013 Review and Accomplishments

Fiscal 2013 was a challenging year for Ashland. The Company faced a softer global macroeconomic environment than was expected entering into the year. In particular, the performance of Ashland Specialty Ingredients was negatively impacted by significant decreases in the sales and profitability of guar and intermediates and solvents. In addition, the elastomers business within Ashland Performance Materials was negatively affected by price swings in butadiene and a soft replacement tire market.

Despite these challenges, Ashland had several accomplishments during fiscal 2013, including:

•

Strengthened capital structure by successfully completing debt restructuring. In the second quarter of 2013, Ashland refinanced $2.3 billion in debt with bonds having maturities ranging from three to thirty years. In addition, Ashland entered into a new $1.2 billion unsecured revolving credit facility. By taking these actions, Ashland was able to lock in attractive interest rates, extend maturities and enhance operating flexibility through a significantly less restrictive covenant package.

•

Improved performance in Ashland Water Technologies (“AWT”). In November 2012, Ashland brought in new leadership to run the AWT business. The new team stabilized the business and executed a cost reduction program that has resulted in significant improvement. AWT’s fourth quarter annualized run-rate earnings before adjusted interest, taxes, depreciation and amortization (“EBITDA”) was $204 million, representing a 55% increase over fiscal 2012.†

•

Achieved strong performance in Ashland Consumer Markets (“ACM”). The full-year EBITDA margin for ACM was 16.5%, in line with Ashland’s long-term target of 15-17 percent.†† This was the result of an improved base oil market as well as a 330 basis point increase in premium lubricant sales volumes to 33.6%.

•

Achieved volume gains in Ashland Performance Materials (“APM”) core businesses. APM achieved combined volume gains in its core businesses of adhesives and composites of 3% in fiscal 2013, primarily as a result of strong gains in China where Ashland has had success in its business diversification efforts.

•

Increased return of capital to shareholders. Ashland generated $529 million in free cash flow for fiscal 2013, representing a 115% increase over fiscal 2012.††† Returning capital to shareholders was the primary use of this cash. In fiscal 2013, Ashland increased its dividend by 50% and also completed a $150 million accelerated stock repurchase program at an average price of $86 per share.

†	Reconciliation of adjusted AWT EBITDA to AWT operating income (in millions):

	Three months ended September 30
	2013	2012
Operating Income	$32	$8
Add:
Depreciation and amortization	19	18
Key items	—	7

Adjusted EBITDA	$51	$33

††	See the 2013 Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Business Segment Review—Consumer Markets—EBITDA and Adjusted EBITDA Reconciliation,” on page M-20, for a reconciliation of ACM’s EBITDA to operating income.

†††	See the 2013 Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Liquidity—Free cash flow and other liquidity information,” on page M-24, for a reconciliation of Ashland’s free cash flow to cash flows provided by operating activities from continuing operations.

Key Executive Compensation Objectives

Ashland aligns executive compensation and shareholder value by providing appropriate and competitive incentives to achieve annual and long-term performance goals. Indicative of this alignment is the mix of at-risk compensation (annual incentive, SARs and LTIP awards) for the Chief Executive Officer and the other named executive officers. For the Chief Executive Officer, the Total Direct Compensation (as defined on page 38) for fiscal 2013 assuming target performance that is at risk is 84%. Specifically, the Chief Executive Officer’s Total Direct Compensation is allocated as follows: (i) 65% to long-term incentives (SAR and LTIP awards), (ii) 19% to annual incentives and (iii) 16% to base salary. For the other named executive officers, Total Direct Compensation assuming target performance that is at risk is an average of 72%. Specifically, the Total Direct Compensation average is allocated as follows: (i) 49% to long-term incentives, (ii) 23% to annual incentives and (iii) 28% to base salary.

The performance measures for the incentive compensation plans are as follows:

•

Incentive Compensation Plan. The two primary financial performance measures used in determining the incentive compensation payments are Operating Income and Working Capital Efficiency (as each is defined on page 41). These performance measures are company-wide and/or specific to the business segment to which an executive is assigned and are also used in the incentive compensation program and the variable pay program in which most other employees participate. These performance measures help ensure that the cash compensation of most other employees, including the named executive officers, are aligned with key Company objectives. Safety performance may modify the incentive compensation payment.

•

Long-Term Incentive Plan. The LTIP has two performance measures, Return on Investment (ROI) and Total Shareholder Return (TSR) (as each is defined on page 45). For all executives, including the named executive officers, these performance measures apply at the Ashland level but not at the business segment levels. This ensures the proper alignment between long-term executive compensation and shareholder value.

Ashland also has several governance practices in place to align executive compensation with shareholder interests and mitigate risks in its plans. These practices include: stock ownership guidelines, limited perquisites, use of tally sheets, an anti-hedging policy and a clawback policy.

The P&C Committee considered the shareholder vote on the non-binding resolution approving Ashland’s executive compensation program voted on at the 2013 Annual Meeting of Shareholders. Because a substantial majority (98%) of votes cast approved the compensation program described in the Company’s proxy statement for the 2013 Annual Meeting of Shareholders, the P&C Committee continued to apply the same principles in determining the amounts and types of executive compensation.

Compensation Decisions for Fiscal 2013

•

Base Pay. Ashland utilizes merit increase guidelines based on an individual’s performance and his or her position relative to the salary range midpoint to formulate merit increase recommendations. The Chief Executive Officer and all of the named executive officers are subject to the same merit increase guidelines as all other employees. For fiscal 2013, these guidelines provided for increases between 2.0% and 7.0%. The P&C Committee approved a base pay increase for Mr. O’Brien of 2.0%.

•

Incentive Compensation Plan. Other than Mr. Willis, the fiscal 2013 target incentive opportunities for all named executive officers, including the Chief Executive Officer, remained the same as fiscal 2012. In connection with his appointment to Senior Vice President and Chief Financial Officer, Mr. Willis’s annual incentive target increased from 75% of base pay to 90% on May 3, 2013. The maximum incentive payout also remained the same at 150% of the target incentive opportunity. The P&C Committee established performance targets for two performance measures at the beginning of the fiscal year. Based on Ashland’s performance in fiscal 2013 compared to the performance goals established at the beginning of the fiscal year, the P&C Committee approved incentive compensation payouts at 7.2% of the target incentive opportunity for Messrs. O’Brien, Willis, Chambers and Ganz. For Messrs. Panichella and Mitchell, the payout was 0% and 109.5% of the target incentive opportunity, respectively.

•

Long-Term Incentive Plan Payment. The LTIP plan payment for the performance period of fiscal 2010 through fiscal 2012 was approved by the P&C Committee in December 2012. This LTIP performance plan paid out at a weighted score of 111.75% of the target number granted, with the ROI portion scoring at 100.0% and the TSR portion scoring at 123.5%.

•

Long-Term Incentive Grants. The P&C Committee typically grants SAR and LTIP awards in November of each fiscal year. SARs are valued on a Black-Scholes methodology based on the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year-end. LTIP awards are valued based on the average closing stock price for the 20 business days ending on September 30 of the prior fiscal year-end. For the Chief Executive Officer, total long-term incentive grant target values have an allocation of 50% to SARs and 50% to LTIPs. For fiscal 2013, the grant value targets for SARs and LTIPs for the Chief Executive Officer and the other named executive officers, except for Mr. Willis, remained the same as fiscal 2012. In connection with being appointed Senior Vice President and Chief

Financial Officer, Mr. Willis’s grant value target was increased from 90% to 225% of base pay on May 3, 2013.

Principles and Objectives of Ashland’s Executive Compensation Program

Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program is designed to reflect the individual executive’s contribution and the performance of Ashland. The core principles of Ashland’s approach to executive compensation design and evaluation are as follows:

•

Programs should create alignment between the interests of the executives and the shareholders by ensuring that compensation opportunities for executives are linked to building long-term shareholder value through the achievement of the financial and strategic objectives of Ashland.

•	Programs should provide competitive, market-driven compensation to attract and retain executive talent for the long-term.

•

Compensation should generally be targeted at the median of the market when compared to the compensation of individuals in similar-sized organizations in the chemical industry as well as in the general industry.

•	The concept of opportunity is important. Individuals should have the opportunity to do well when Ashland does well and total compensation should vary in relation to the Company’s performance.

•

There should be a balance between fixed and variable compensation, with variable compensation constituting a larger portion of an executive’s total compensation the more senior the executive. The targeted pay mix for an executive should also be aligned with market competitive practices.

•	Programs should promote ownership of Ashland stock to align the interests of management and shareholders.

•	Incentive compensation should not promote unreasonable or excessive risk taking that could threaten the short or long-term value of Ashland.

The P&C Committee is responsible for the approval and administration of compensation programs for executive officers and certain other employees of Ashland. The P&C Committee frequently reviews Ashland’s compensation practices, and its decisions take into consideration, among other things, Ashland’s compensation philosophy, its financial and operating performance, individual performance, and practices and compensation levels of peer companies. See “Oversight of Ashland’s Executive Compensation Program” on page 23 for a more detailed discussion of the P&C Committee’s role in the executive compensation process.

Management also plays an important role in the process of setting compensation for executives, other than the Chief Executive Officer. The Chief Executive Officer (and in certain instances the other members of the Executive Committee), in consultation with the P&C Committee’s independent executive compensation consultant and the Chief Human Resources and Communications Officer, develops compensation recommendations for the P&C Committee’s consideration including:

•	Business performance targets and objectives that are tied to Ashland’s annual and long-term incentive plans;

•	Plan design changes based on competitive analysis of executive pay practices;

•	Individual performance evaluations;

•	Recommendation of base salary and target bonus opportunities;

•	The mix of restricted stock, SARs and LTIP grants;

•	Recommendation of adjustments to the reported financial results for purposes of determining annual and long-term incentive payments; and

•	Recommendation of adjustments to awards.

The Chief Executive Officer takes various factors into consideration when making individual compensation recommendations including: the relative importance of the executive’s position within the organization; the individual tenure and experience of the executive; and the executive’s individual performance and contributions to Ashland’s financial and operating results.

Independent Executive Compensation Consultant’s Role

The P&C Committee directly engages Deloitte Consulting LLP (“Deloitte” or the “compensation consultant”) to serve as the outside advisor on executive compensation matters and to review Ashland’s executive compensation program. The assessment consists of reviews of:

•	The competitiveness of compensation provided to Ashland’s key executives;

•	Ashland’s peer group for pay and performance comparisons;

•	Ashland’s executive stock ownership guidelines;

•	Ashland’s executive change in control agreements for key executives;

•	Ashland’s incentive compensation programs for risk;

•	The degree of difficulty of the performance targets under the incentive compensation plan; and

•	The alignment of pay for performance by analyzing the targets to actual compensation.

Deloitte’s engagement includes the following on-going work on behalf of the P&C Committee: review of competitive pay practices for outside board members; as needed, reviews of other components of Ashland’s compensation programs including: benefits, perquisites, deferred compensation plans, severance policies and change in control provisions; updates regarding trends in executive and outside board compensation practices; and updates regarding changes in regulatory and legislative developments. Deloitte’s aggregate fees for executive and director compensation services in fiscal 2013 were $101,000.

In addition to the compensation services provided by Deloitte to the P&C Committee, Deloitte affiliates provided certain services to Ashland at the request of management consisting of (i) tax services and other tax-related services; and (ii) actuarial services. Ashland paid $9.2 million to Deloitte in fiscal 2013 for these other services. The P&C Committee believes that, given the nature and scope of these projects, these additional services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the P&C Committee concerning executive compensation matters. In making this determination, the P&C Committee considered, among other things, the following factors: (i) the types of non-compensation services provided by Deloitte, (ii) the amount of fees for such non-compensation services, noting in particular that such fees are negligible when considered in the context of Deloitte’s total revenues for the period, (iii) Deloitte’s policies and procedures concerning conflicts of interest, (iv) Deloitte representatives who advise the P&C Committee do not provide any non-compensation related services to Ashland, (v) there are no other business or personal relationships between Ashland management or members of the P&C Committee, on the one hand, and any Deloitte representatives who provide compensation services to Ashland, on the other hand, and (vi) neither Deloitte nor any of the Deloitte representatives who provide compensation services to Ashland own any common stock or other securities of Ashland.

Factors Considered In Determining Executive Compensation

Competitive Benchmarking

The P&C Committee annually reviews competitive compensation information in order to evaluate if executive pay levels are market competitive and consistent with the Company’s stated compensation philosophy. Competitive compensation information is comprised of both industry-specific and general industry company data because Ashland competes for executive talent among a broad array of companies, both within and outside of the chemical industry. The competitive data is size-adjusted based on revenues and a statistical regression analysis that is consistent with the corporate or business segment responsibilities for each executive.

Competitive pay data has been gathered from the Towers Watson 2012 Top Management Survey, with the primary scope being chemical companies and the secondary scope being non-durable goods manufacturing companies.

Industry specific competitive pay data has been gathered utilizing the specialty chemical companies participating in the Towers Watson 2012 Top Management Survey. The data was size-adjusted based on revenues and a statistical regression analysis was used. The specific companies used in the peer group are set forth below:

• Air Products & Chemicals Inc.	• International Flavors & Fragrances Inc.
• Cabot Corporation	• Momentive Performance Materials Holdings LLC
• Chemtura Corporation	• NOVA Chemicals Corporation
• Cytec Industries Inc.	• PolyOne Corporation
• Dow Corning Corporation	• PPG Industries Inc.
• Eastman Chemical Company	• Praxair Inc.
• Ecolab Inc.	• Sigma-Aldrich Corporation

Individual Performance Evaluation: Chief Executive Officer

The P&C Committee evaluates the Chief Executive Officer’s performance based on Ashland’s financial performance, the accomplishment of Ashland’s long-term strategic objectives and the accomplishment of annual objectives. The P&C Committee then reviews its determination with the other independent members of the Board. The Chief Executive Officer reviews the status of performance against objectives with the Board at mid-year and again after the end of the fiscal year. The Chief Executive Officer’s individual performance against objectives is used for compensation purposes by the P&C Committee primarily in consideration of a merit adjusted, base salary increase.

Individual performance goals for the Chief Executive Officer for fiscal 2013 included the following:

•	Improve performance in Environmental, Health and Safety;

•	Achieve operating plan and working capital targets;

•	Accelerate growth in emerging markets;

•	Win new business through innovation; and

•	Leverage culture as a competitive advantage.

For fiscal 2013, employees eligible for incentive compensation participate in an individual performance pool designed to recognize outstanding individual performance. Mr. O’Brien is not eligible to participate in the individual performance pool component of the incentive compensation plan. As a result, the determination of Mr. O’Brien’s 2013 annual incentive payment was based entirely on predetermined financial measures.

Individual Performance Evaluations: Named Executive Officers other than the Chief Executive Officer

At the beginning of each fiscal year, each named executive officer (excluding the Chief Executive Officer) and certain other officers jointly set their annual, individual performance objectives with the Chief Executive Officer. Performance against objectives is reviewed throughout the year on a quarterly basis. At the end of the fiscal year, the Chief Executive Officer conducts a final review with each of his direct reports, including each named executive officer, and rates their performance using a scale of “Greatly Exceeds Expectations” to “Does Not Meet Expectations.” The Chief Executive Officer then submits to the P&C Committee a performance assessment and compensation recommendation for each of the named executive officers as well as for most other executive officers. The performance evaluations are based on factors such as achievement of Company and individual objectives as well as contributions to the financial performance of Ashland. Individual performance of the named executive officers is used by the Chief Executive Officer and P&C Committee in consideration of individual merit base salary increases. In addition, individual performance is used in consideration of awards under the individual performance pool of the incentive compensation plan. Individual performance pool awards range from 5-20% of the individual’s target annual incentive award. No named executive officer received an individual performance pool award for fiscal 2013.

Individual performance goals for the other named executive officers include the achievement of sales, operating income and working capital efficiency objectives compared to targeted goals. They also include specific goals related to: cost reduction, planned expansion into designated markets and geographical areas, organizational effectiveness, operational excellence, process improvement and safety.

Tally Sheets

In January 2013, the P&C Committee reviewed the compensation tally sheet for Mr. O’Brien and all Senior Vice Presidents. The P&C Committee primarily uses the tally sheet information as an overview of total compensation including base salary, annual incentive awards, the value of benefits and perquisites paid, the value of equity holdings at the end of the fiscal year, an inventory of SARs and stock options, LTIP performance units and restricted shares, and an analysis of the realized value of equity awards earned, vested or exercised in the past two fiscal years. In addition, the P&C Committee reviews a summary of severance benefits that would be paid upon termination of employment under various scenarios to determine the appropriateness of such benefits. The scenarios included in the review are: termination without cause or for good reason after a change in control; termination by Ashland without cause in the absence of a change of control; and voluntary termination. The tally sheet analysis provides the P&C Committee with a comprehensive overview of the executive compensation components and serves as background information for future compensation decisions. Based on the review of the tally sheets conducted in January 2013, the P&C Committee concluded that Ashland’s executive compensation program was working as intended and that no significant changes were needed.

Elements of Ashland’s Executive Compensation Program

The executive compensation program consists of the following elements of pay:

Annual Cash Compensation

•	Base Salary

•	Annual Incentive Compensation

Long-Term Incentive Compensation

•	LTIP Performance Units

•	SARs

•	Restricted Shares

Retirement Benefits

Health and Welfare Benefits

Executive Perquisites

Severance Pay Plan

Change in Control Agreements

Pay Mix

For fiscal 2013, base salaries, annual incentive targets and long-term incentives were generally targeted at the market median. Base salary represented 16% of the Chief Executive Officer’s target compensation and 28% on average of other named executive officers’ target compensation. On average, 72% of annual compensation for Ashland’s named executive officers varies each year based primarily upon Ashland’s financial performance because this portion of compensation is at risk. The following charts show the fiscal 2013 Total Direct Compensation* mix (based on targeted compensation).

*	Total Direct Compensation represents the sum of base salary + target annual incentive + target long-term incentive. The base salary is the only fixed compensation component. At-risk compensation is equal to the sum of target annual incentive + target long-term incentive.

Annual Cash Compensation

Annual cash compensation consists of market competitive base salary and annual incentive compensation.

Base Salary

Base salaries are the foundation for the compensation programs provided to named executive officers, as annual incentive payments, long-term incentive grants and most employee benefits are linked to base salary. Base salary is designed to compensate executives for services rendered during the fiscal year and for their sustained performance. Base salaries are targeted at the 50th percentile of salaries for individuals having similar jobs in similarly-sized companies in the specialty chemical and general industries. Competitive salary ranges are established for executive positions (including each named executive officer) with the midpoint of the salary range representing the approximate median level of base pay in the competitive market for each position.

Ashland believes that base salary is within the range of competitive practice if it is 20% above or below the desired target. The executive compensation review conducted by the compensation consultant in January 2013 showed that the average base salary of the corporate executives, as a group, was 6.6% below the 50th percentile.

Base salary increases are a reflection of individual performance and of an individual’s pay relative to the salary range midpoint for his or her position. The merit increase process (merit guideline) that is used for most employees, including the named executive officers, provides for greater increases to the highest-performing employees, up to a maximum of 120% of the salary range midpoint. The merit guideline also provides for greater increases to employees who are below their salary range midpoint and are meeting acceptable performance levels. For fiscal 2013, the merit guideline provided for increases between 0% and 8.0%, depending on an individual’s performance and their position relative to the salary range midpoint for their job.

The Chief Executive Officer uses the merit guideline as the basis for his salary increase recommendations for named executive officers (excluding himself) and other corporate officers. The Chief Executive Officer has the discretion to adjust merit increase recommendations from the merit guideline suggested amount based upon such factors as internal equity and individual performance. The P&C Committee reviews the market data provided by the compensation consultant and the individual performance evaluations and merit increase recommendations submitted by the Chief Executive Officer to approve salary increases for the named executive officers and other corporate officers.

The same merit guidelines are used by the P&C Committee when evaluating the merit increase for the Chief Executive Officer. After reviewing the merit guideline, the competitive market data and the Chief Executive Officer’s individual performance relative to pre-established objectives (including a review of the Chief Executive Officer’s self assessment), the P&C Committee, in executive session without management present, develops a recommended salary increase for the Chief Executive Officer. Final compensation actions for the Chief Executive Officer are approved by the independent Board members.

After consideration, the P&C Committee rated Mr. O’Brien’s performance as “exceeding expectations” under Ashland’s performance management system for fiscal year 2012. The P&C Committee used the merit guideline to establish a recommended salary increase for Mr. O’Brien. The combination of Mr. O’Brien’s performance evaluation with his pay level relative to the established salary range midpoint, resulted in a merit guideline recommended increase of approximately 2.0% and an actual base salary increase of $23,890. Using the same methodology, the base salary increases which became effective in April 2013 for all other named executive officers were as follows:

Named Executive Officer	Base Salary Increases (%)
Mr. Willis*	3.5%
Mr. Chambers .	4.5%
Mr. Ganz	3.0%
Mr. Panichella**	4.0%
Mr. Mitchell	7.0%

*	In connection with his appointment to Senior Vice President and Chief Financial Officer on May 3, 2013, Mr. Willis’s base salary was increased from $267,810 to $375,000.

**	In connection with his appointment in September 2012 as Senior Vice President and Group Operating Officer, and President of Ashland Specialty Ingredients, Mr. Panichella’s base salary was increased from $438,900 to $500,000 effective October 1, 2012.

Annual Incentive Compensation

The annual cash incentive is designed to compensate executives for the achievement of annual, primarily short-term performance goals. The named executive officers and approximately 175 additional senior employees participated in the fiscal 2013 incentive compensation plan. The plan provides an opportunity for each participant to earn a targeted percentage of base salary based on achievement of company-wide or business unit performance targets. The target annual incentive opportunity is higher for the Chief Executive Officer relative to the other named executive officers based upon market competitive data. The table below reflects the targeted annual incentive opportunity for fiscal 2013:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive
Mr. O’Brien	120%	$1,461,900
Mr. Willis*	75%/90%	$257,386
Mr. Chambers	90%	$516,807
Mr. Ganz	75%	$356,318
Mr. Panichella	75%	$390,000
Mr. Mitchell	90%	$362,439

*	In connection with his appointment to Senior Vice President and Chief Financial Officer on May 3, 2013, Mr. Willis’s annual incentive target as a percentage of base salary was increased from 75% to 90%.

In November 2012, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2013 incentive compensation. The approved performance measures were Operating Income and Working Capital Efficiency. The Operating Income measurement is an indication of the profitability of Ashland and each business unit. Operating Income may be adjusted for key items. The Working Capital Efficiency measurement focused on three key cash flow drivers (accounts receivable, inventory and accounts payable) and was measured as a percentage of sales. This measurement was chosen because Working Capital Efficiency, like Operating Income, was viewed as an important measure of Ashland’s ability to optimize cash flow and value.

The P&C Committee believes the use of both of these measures helps balance management decision-making on both profit growth and working capital management. The P&C Committee also believes that these objectives represent measures that are important to Ashland’s shareholders. The weighting and business unit focus of the measures for each named executive officer for fiscal 2013 was as follows:

Messrs. O’Brien, Willis, Chambers and Ganz	90% weight on Ashland’s “Operating Income”* performance
10% weight on Ashland’s “Working Capital Efficiency”** performance

Mr. Panichella	20% weight on Ashland’s Operating Income performance
70% weight on Ashland Specialty Ingredients’ Operating Income Performance
10% weight on Ashland Specialty Ingredients’ Working Capital Efficiency Performance

Mr. Mitchell	20% weight on Ashland’s Operating Income performance
70% weight on Ashland Consumer Markets’ Operating Income performance
10% weight on Ashland Consumer Markets’ Working Capital Efficiency Performance

*	“Operating Income” is generally net operating income under generally accepted accounting principles adjusted for certain key items.

**	“Working Capital Efficiency” is defined as (accounts receivable + inventory – accounts payable)/sales measured on a thirteen month average basis.

For each of the measures previously listed, the P&C Committee established a minimum (hurdle), target and maximum performance level. For fiscal 2013, the target annual incentive opportunity for each of the named executive officers was positioned at approximately the 50th percentile in order to drive financial performance and align compensation with market competitive practices. To assess the rigors of the goals under the annual incentive plan, the P&C Committee compared Ashland’s 2013 performance targets to actual fiscal 2012 results, to the fiscal 2013 operating plan and to EBITDA goals. Based on this review, the P&C Committee confirmed that Ashland’s targeted level of performance required high levels of performance in order to achieve target-level incentive award payouts.

Consistent with past practice and based on a core set of principles and adjustment criteria established at the beginning of the performance period, the P&C Committee adjusted the results on which fiscal 2013 operating income incentives were determined to account for the effect of pension actuarial gain, restructuring severance costs and integration expenses. These adjustments are consistent with established policy. The adjustments were intended to ensure that award payments represent the underlying performance of the business and are not artificially inflated or deflated due to such items. Adjustments are reviewed thoroughly as soon as practical after they are identified. No adjustments were made to Working Capital Efficiency.

On an adjusted basis, Operating Income performance for fiscal 2013 relative to target was as follows:

Operating Income Performance and Incentive Compensation Scores

FY2013—Adjusted

($, Thousands)

Operating Unit	Hurdle (20% Payout)	Target (100% Payout)	Maximum (155.5% Payout)*	Adjusted Operating Income	Operating Income Component Percent of Target Award Earned
Specialty Ingredients	$392,696	$523,595	$628,314	$317,653	0%
Water Technologies	$84,431	$112,575	$135,090	$88,408	31.3%
Performance Materials	$87,123	$116,164	$139,397	$67,322	0%
Consumer Markets	$198,908	$265,210	$318,252	$291,803	127.8%
Ashland Inc.	$811,955	$1,066,341	$1,269,850	$808,050	0%

*	The maximum payout for Operating Income is 155.5% because the maximum payout for Working Capital Efficiency is 100% (see below). If Ashland or a commercial unit achieved maximum performance for both measures, the maximum payout would be 150%.

For fiscal 2013, the Working Capital Efficiency measure was limited to a 100% payout. The 100% payout level is the targeted performance level and maximum payout of the component. Working Capital Efficiency performance for fiscal 2013 relative to target was as follows:

Working Capital Efficiency (“WCE”) Performance and Incentive Compensation Scores

FY2013

Operating Unit	Hurdle (20% Payout)	Target and Maximum (100% Payout)	WCE	WCE Component Percent of Target Award Earned
Specialty Ingredients	25.02%	24.06%	26.19%	0%
Water Technologies	15.33%	14.74%	14.94%	72.90%
Performance Materials	10.87%	10.45%	10.52%	86.70%
Consumer Markets	14.06%	13.52%	12.35%	100.00%
Ashland Inc.	17.68%	17.00%	17.24%	71.80%

To reflect the importance of safety matters within Ashland, a safety modifier may be added or deducted up to 10 percentage points based on a combination of the Operating Unit’s Total Recordable Rate (“TRR”) and safety activity based performance by the executive. The safety modifier may not increase the incentive paid above 150% of target. The safety modifier adjusted the incentive compensation earned as follows:

Named Executive Officer	Positive 10 Percentage Points added if TRR was less than	No adjustment if TRR is between	Negative 10 Percentage Points added if TRR was more than	TRR Achieved	Safety Modifier Percentage Points Earned
Mr. O’Brien	0.90	0.91 to 1.17	1.18	0.75	0 pts.
Mr. Willis	0.90	0.91 to 1.17	1.18	1.01	0 pts.
Mr. Chambers	0.90	0.91 to 1.17	1.18	1.01	0 pts.
Mr. Ganz	0.90	0.91 to 1.17	1.18	1.01	0 pts.
Mr. Panichella	0.57	0.58 to 0.77	0.78	0.75	0 pts.
Mr. Mitchell	1.72	1.73 to 2.05	2.06	1.69	+10 pts.

Based on these results, the annual incentives earned for fiscal 2013 performance were as follows:

Named Executive Officer	Annual Incentive Target as a Percentage of Base Salary	Target Annual Incentive	Percent of Target Annual Incentive Earned		Actual Annual Incentive Paid
Mr. O’Brien	120%	$1,469,900	7.2%		$104,965
Mr. Willis*	75%/90%	$257,386	7.2%		$18,480
Mr. Chambers**	90%	$516,807	7.2%		$27,755
Mr. Ganz	75%	$356,318	7.2%		$25,584
Mr. Panichella	75%	$390,000	0%		$0
Mr. Mitchell	90%	$362,439	109.5%	***	$396,726

*	Mr. Willis’s incentive target prior to May 3, 2013 was 75%. His incentive target increased to 90% on May 3, 2013 when he was appointed Senior Vice President and Chief Financial Officer. His incentive award has been pro-rated accordingly.

**	Mr. Chambers will only be entitled to a pro-rated incentive award due to his retirement on July 1, 2013.

***	Includes safety modifier.

The actual payout levels for the annual incentive compensation plan vary from year to year as represented in the chart below that reflects the Ashland Inc. weighted scores for the last five years:

Incentive Compensation (Fiscal Year)	Weighted Score as a % of Target (100% Payout)*
2013	7.2%
2012	91.2%
2011	72.1%
2010	135.5%
2009	93.8%

*	Weighted Score as a % of target includes the safety modifier discussed above.

In September 2012, Mr. Panichella was appointed Senior Vice President and Group Operating Officer, and President of Ashland Specialty Ingredients (“ASI”). In addition to his responsibilities as President of ASI, Mr. Panichella also assumed certain leadership responsibilities for the Ashland Water Technologies (“AWT”) commercial unit. In November 2012, Mr. Panichella received a special incentive compensation award as a result of these additional responsibilities and to drive improved performance and growth in the AWT business. The incentive award had a two-year performance period (fiscal 2013-2014) with a cash payout based 50% on AWT’s operating income and 50% on the achievement of certain qualitative objectives. Payout at target and maximum performance levels were $1 million and $2 million, respectively. In November 2013, Mr. Panichella entered into a letter agreement pursuant to which, among other things, he will be paid (a) $500,000 if he remains an employee of Hercules Inc. through the date on which a definitive agreement for the proposed sale of the AWT commercial unit is signed and (b) an additional payment of $500,000 if he remains an employee of Hercules Inc. through the closing date of the proposed sale. The letter agreement also terminates the incentive award Mr. Panichella received in November 2012.

Long-Term Incentive Compensation

Ashland’s long-term incentive compensation is designed to reward key employees for achieving and exceeding long-term goals and driving shareholder return. It is also designed to foster stock ownership among executives. The performance measures used in Ashland’s long-term plan are different than those used in the annual incentive program. This is an intentional design element. The P&C Committee believes that shareholders’ interests are best served by balancing the focus of executives’ decisions between short-term and longer-term measures. Long-term incentive compensation is comprised primarily of two elements: SARs and LTIP awards. Restricted stock is also a component of long-term compensation, but it is granted on a selective basis.

An overall long-term incentive target opportunity is established based on competitive data, current base salaries and pay band or position. For fiscal 2013, the long-term incentive targets for each of the named executive officers were generally positioned at the median of competitive practice. For each of the named executive officers, the target long-term incentive opportunity is expressed as a percentage of base salary. Mr. O’Brien’s total long-term incentive target relative to that of the other named executive officers is a reflection of the competitive market data for similarly situated executives. The total long-term incentive target guidelines for Ashland’s named executive officers for fiscal 2013 are as follows:

Named Executive Officer	Total Long-Term Incentive Target as a % of Salary
Mr. O’Brien	400%
Mr. Willis*	225%
Mr. Chambers	225%
Mr. Ganz	150%
Mr. Panichella	150%
Mr. Mitchell	135%

*	In connection with his appointment to Senior Vice President and Chief Financial Officer, Mr. Willis’s grant value target was increased from 90% of base pay to 225% on May 3, 2013.

The total Long-Term Incentive Target as a percentage of salary is allocated 50% to SARs and 50% to LTIP awards for the named executive officers and all other executives that participate in both programs. Targets are typically established by the P&C Committee at its November meeting. Ashland’s process for establishing the grant date well in advance provides assurance that grant timing is not being manipulated for employee gain.

LTIP—Performance Units

The LTIP for the named executive officers and certain key employees is a long-term incentive tied to Ashland’s overall financial and total shareholder return performance. It is designed to encourage and reward executives for achieving long-term financial performance that meets or exceeds the relative financial performance and/or absolute performance targets.

Awards under the LTIP are granted annually, with each award covering a three-year performance cycle. The number of units awarded is based on a targeted percentage of the employee’s base salary and valued by the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year. Awards under the LTIP are not adjusted for, nor entitled to receive, cash dividends during the performance period.

2013-2015 LTIP Performance Units Awards

The following calculation showing how Mr. O’Brien’s target fiscal 2013–2015 LTIP grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2012	$1,194,360
LTIP target as a percent of salary:	200%

Target fiscal 2013–2015 LTIP value:	$2,388,720

Target fiscal 2013–2015 grant: $2,388,720/$74.2480* = 32,200 performance units (rounded up to the nearest hundred units)

*	Average of closing prices of Ashland Common Stock for the twenty business days ended September 30, 2012. The twenty business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual grants under the fiscal 2013–2015 LTIP for Ashland’s named executive officers were as follows:

Named Executive Officer	LTIP Target as a % of Salary	Number of LTIP Units Granted
Mr. O’Brien	200.0%	32,200
Mr. Willis*	45.0%	1,800
Mr. Chambers**	112.5%	8,400
Mr. Ganz	75.0%	4,700
Mr. Panichella	75.0%	5,100
Mr. Mitchell	67.5%	3,500

*	Mr. Willis’s LTIP target as a percentage of salary prior to May 3, 2013 was 45.0%. His fiscal 2013-2015 LTIP grant in November 2012 was based on 45%. On May 3, 2013, in connection with his appointment to Senior Vice President and Chief Financial Officer, Mr. Willis’s LTIP target increased to 112.5%.

**	Mr. Chambers will only be entitled to a pro-rated payment based on actual performance due to his retirement on July 1, 2013.

In November 2012, the P&C Committee reviewed and approved measures and target performance levels for the fiscal 2013–2015 LTIP. The performance period for this LTIP began on October 1, 2012 and ends on September 30, 2015. For all participants, including the named executive officers, the performance measures are Ashland’s return on investment (“ROI”) and Ashland’s total shareholder return (“TSR”) performance. Each of the performance measures in the LTIP is weighted equally and evaluated separately. In choosing these measures, the P&C Committee considered the performance measures used in the other components of Ashland’s executive compensation programs. The P&C Committee believes that ROI and TSR represent an appropriate balance to the shorter-term operating income and working capital efficiency measures used in the annual incentive plan. By balancing the performance measures used, the overall program design encourages management to focus on the overall performance of Ashland and on value creation for Ashland’s shareholders.

Return on Investment (ROI) is a measurement of the effective use of capital, and it is generally determined by dividing net income (excluding certain key items) over a specified period by the average equity and debt outstanding over such period. Ashland’s ROI measurement was changed from a relative performance measure to an absolute performance measure beginning with the 2012-2014 LTIP. The transformation of Ashland into a leading specialty chemical company significantly increased the company’s goodwill and intangible assets as compared to other peer companies. Accordingly, the P&C Committee determined that measuring ROI performance based on internally established goals is a more appropriate method to measure return on investment and to recognize and reward performance.

Total Shareholder Return (TSR) is a measure of shareholder value creation, and it is defined as the change in Ashland’s stock price plus aggregate dividend payments over the performance period divided by the stock price at the beginning of the performance period. Ashland’s TSR performance is measured against the entire S&P MidCap 400 and the S&P 500 Materials Group (the “Performance Peer Group”). Ashland believes that the use of these indices better represents shareholder interests and reduces the volatility of the TSR calculation. The use of these indices applies to the fiscal 2013-2015 LTIP grant. Ashland must achieve median performance relative to the Performance Peer Group for eligible executives to earn a target award for the TSR portion of the award. Prior LTIP grants that have not yet vested continue to use their established performance peer groups.

Each of the performance measures in the LTIP is weighted equally and evaluated separately. The performance hurdle is the minimum performance that must be achieved to earn a payout under the stated objectives. For the fiscal 2013–2015 LTIP, the TSR hurdle was set at the 35th percentile. If Ashland’s performance is below the 35th percentile, no TSR award is earned. To earn the target award, Ashland’s TSR performance must be at the 50th percentile (median) relative to the Performance Peer Group. The performance maximum represents a level of performance that is at the 90th percentile or above, relative to the respective

Performance Peer Group. The P&C Committee has established similar internal hurdle, target and maximum performance goals for the ROI portion of the LTIP awards. If the maximum performance is achieved for both ROI and TSR, the award earned is 200% of the award opportunity at target. The following chart illustrates these award percentages based on performance levels:

Performance Level	Percent of Target Award Earned
Hurdle	25%
Target	100%
Maximum	200%

In the event performance falls between hurdle and target or target and maximum, the LTIPs are calculated on a linear basis. The earned amount of the LTIP award is paid in Ashland Common Stock.

2011-2013 LTIP Performance Unit Award Results and Payment

The fiscal 2011-2013 LTIP was paid in November 2013 for the performance period of October 1, 2010 to September 30, 2013. The following chart illustrates these award levels and the corresponding relative TSR and ROI performance required:

Performance Level	Percentile Performance Relative to Performance Peer Group	Percent of Target Award Earned
Hurdle	35th percentile	25%
Target	50th percentile	100%
Maximum	90th percentile	200%

For this performance period, relative TSR performance was at the 73rd percentile of the applicable performance peer group, which resulted in a payout of 157.1% for the TSR performance.

When calculating Ashland’s ROI performance for the 2011-2013 performance period and the relative performance of each company in the applicable performance peer group, the P&C Committee considered and adjusted ROI to exclude the value of goodwill and intangible assets. Without this adjustment, Ashland’s relative performance was projected at the sixth percentile of the applicable performance peer group, resulting in no payout for the ROI performance. With this adjustment, ROI performance was projected at the 59th percentile of the applicable performance peer group, which would have resulted in a payout of 123.2% for the ROI portion of the LTIP, except that the P&C Committee determined to cap the resulting ROI payout at 100%. The weighted average payout for the 2011-2013 LTIP was 128.55%.

The P&C Committee determined that it was appropriate to make this adjustment to the ROI score to reflect the following two significant corporate transactions that contributed to the transformation of Ashland into a specialty chemical company during the 2011-2013 performance period:

•

The acquisition of ISP in August 2011. This transaction significantly increased Ashland’s goodwill and its intangible assets relative to the applicable performance peer group and, therefore, had the effect of decreasing Ashland’s overall ROI.

•	The sale of the Ashland Distribution commercial unit in March 2011. This unit historically had contributed a meaningful proportion of Ashland’s overall ROI.

Although the acquisition of ISP and the sale of the Ashland Distribution commercial unit had the effect of reducing the ROI for the 2011-2013 performance period, the P&C Committee believes that these two transactions have been, and will continue to be, in the best interests of Ashland’s shareholders. The P&C Committee also did not believe it was appropriate for Ashland’s executive officers, including the named executive officers, to receive a reduced LTIP award for engaging in these important transactions. Therefore, in an effort to strengthen retention incentives for executive officers, and to reward their leadership and efforts in completing Ashland’s transformation and enhancing shareholder value, the P&C Committee authorized the ROI adjustments described above, subject to a cap at the “target” payout level. The P&C Committee believes these adjustments are consistent with the intent of the LTIP Plan.

The chart below provides the actual 2011-2013 LTIP payout amounts:

Named Executive Officer	Number of LTIP Units Granted	LTIP Award as a % of Target	Number of Shares Paid
Mr. O’Brien	47,200	128.55%	60,676
Mr. Willis*	1,400	128.55%	1,800
Mr. Chambers**	8,800	128.55%	10,370
Mr. Ganz***	—	—	—
Mr. Panichella	5,200	128.55%	6,685
Mr. Mitchell	5,200	128.55%	6,685

*	Mr. Willis’s LTIP target as a percentage of salary prior to May 3, 2013 was 45.0%. His fiscal 2011-2013 LTIP grant in November 2010 was based on 45%.

**	Mr. Chambers received a pro-rated payment due to his retirement on July 1, 2013.

***	Mr. Ganz was not eligible for the 2011-2013 LTIP because he was not an Ashland employee at the time of grant.

The LTIP is a performance-based plan. As such, the actual payout levels vary from year to year as represented in the chart below reflecting the LTIP weighted scores for the last five years:

LTIP Plan Year	Date of Payment	Weighted Score as a % of Target (100% Payout)
2011-2013	November, 2013	128.55%
2010-2012	November, 2012	111.75%
2009-2011	December, 2011	119.65%
2008-2010	December, 2010	15.75%
2007-2009	February, 2010	26.00%

SARs

Ashland’s SARs program is a long-term incentive plan designed to link executive compensation with increased shareholder value over time. The grants of SARs typically occur annually in November.

The methodology for determining the number of SARs to be awarded utilizes a variable approach based on a target value determined as a percentage of an individual’s actual base salary or midpoint of the assigned pay band. The actual number of SARs granted is then determined by taking the target value for each participant and dividing by the Black-Scholes value for SARs using the average of the closing prices of Ashland Common Stock for the last twenty business days of the prior fiscal year.

The following calculation showing how Mr. O’Brien’s target fiscal 2013 SAR grant was determined is illustrative of the overall grant determination process:

Mr. O’Brien’s base salary as of October 1, 2012		$1,194,360
x	Target SAR value as a percent of salary:	200%

=	Target fiscal 2013 SAR value:	$2,388,720

Target SAR grant: $2,388,720/$22.39* = 107,000 SARs (rounded up to the nearest hundred units)

*	Black-Scholes value using the average of closing prices of Ashland Common Stock for the twenty business days ended September 30, 2012. The twenty-business day average is used to reduce stock volatility and better represents the Company’s stock price.

Actual SAR grants for fiscal 2013 for Ashland’s named executive officers were as follows:

Named Executive Officer	SARs Target as a % of Salary	Number of SARs Granted
Mr. O’Brien	200.0%	107,000
Mr. Willis*	26.0%	5,800
		2,623
Mr. Chambers	112.5%	27,800
Mr. Ganz	75.0%	15,500
Mr. Panichella	75.0%	16,800
Mr. Mitchell	67.5%	11,500

*	Mr. Willis’s SARs target as a percentage of salary prior to May 3, 2013 was 26.0%. His fiscal 2013 SARs grant in November 2012 was based on 26.0%. On May 3, 2013, in connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Willis’s SARs target increased to 112.5%. Additionally, on May 3, 2013, Mr. Willis was awarded a grant of 2,623 SARs which vest over a three-year period as described in footnote (1) to the Outstanding Equity Awards at Fiscal Year-End table.

All SARs are granted with an exercise price equal to the closing price of Ashland Common Stock on the NYSE on the date of grant and are not re-valued if the stock price declines below the exercise price. SARs expire on the tenth anniversary plus one month from the date of grant. SARs vest over a three-year period as follows: 50% vest on the first anniversary of the grant date; an additional 25% vest on the second anniversary of the grant date; and the final 25% vest on the third anniversary of the grant date.

Restricted Shares

In connection with becoming Senior Vice President and Chief Financial Officer on May 3, 2013, Mr. Willis received an award of 1,707 shares of restricted stock ($150,000 approximate grant date fair value) which vest 100% on May 3, 2016. No other named executive officer received a restricted stock grant in 2013.

Stock Ownership Guidelines

Equity compensation encourages executives to have a shareholder’s perspective in managing Ashland. Consistent with this philosophy, the P&C Committee has established stock ownership guidelines for Ashland’s executive officers and designated key employees. Employees are subject to the stock ownership requirements if they are eligible to participate in Ashland’s LTIP. Under these guidelines, each employee has five years from the date he or she becomes subject to a particular guideline to reach the minimum levels of Ashland Common Stock ownership identified by the P&C Committee. The current ownership guidelines are the lesser of the following two metrics:

	Dollar Value of Ashland Common Stock	or	Number of Shares of Ashland Common Stock
Mr. O’Brien	5 x salary		125,000
Mr. Willis	3 x salary		30,000
Messrs. Ganz, Panichella and Mitchell	3 x salary		25,000
Range for other LTIP participants	1-3 x salary		500-25,000

Ashland Common Stock ownership includes the following: shares held in Ashland’s 401(k) plan and LESOP; equivalent shares held in the non-qualified deferred compensation plan; unvested restricted stock that will vest within five years of the ownership guidelines date; and shares held by employees outside of Ashland plans.

The P&C Committee reviews progress towards achieving the ownership guidelines for the covered employees on an annual basis. Based upon the P&C Committee’s review in September 2013, all of the named executive officers, except Mr. Panichella, met their stock ownership requirements. Mr. Panichella had until November 2013 to meet his guidelines and he met his stock ownership requirements as of that time. If an executive officer has not reached his or her ownership requirement under the guidelines, the P&C Committee has discretion to reduce or to not make future award grants until ownership guidelines are reached.

Risk Assessment

The Company’s compensation program is designed to motivate and reward employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The P&C Committee asked its compensation consultant to conduct a risk assessment of the Company’s incentive compensation plans in May 2013. Based on its review of the risk assessment, a review of the Company’s internal controls and the risk mitigating components of the Company’s compensation programs, the P&C Committee determined that the Company’s compensation programs do not encourage executives or other employees to take inappropriate risks that are reasonably likely to have a material adverse effect on the Company.

Executive Compensation Recovery “Clawback” Policy

Ashland has an Executive Compensation Recovery Policy (“Clawback Policy”) effective for plan years beginning on or after October 1, 2009 for executive officers. This policy further strengthens the risk mitigation program by defining the economic consequences that misconduct has on the executive officer’s incentive-related compensation. In the event of a financial restatement due to fraudulent activity or intentional misconduct as determined by the Board of Directors, the culpable executive officer is required to reimburse Ashland for incentive-related compensation paid to him or her. In addition, the Board of Directors has the discretion to determine whether any of the named executive officers will be required to repay incentive-related compensation, whether or not such named executive officer was involved in the fraudulent activity or misconduct. Ashland has a period of three years after the payment or award is made to seek reimbursement.

Anti-Hedging Policy

Ashland’s insider trading policy prohibits any director or officer from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of Ashland: (i) granted to such person by Ashland as part of the person’s compensation or (ii) held, directly or indirectly, by such person.

Retirement Benefits

The combination of tax-qualified and non-qualified retirement plans are designed to assist the named executive officers in building savings for retirement over the term of their employment.

The Company’s pension and 401(k) plans are tax-qualified vehicles to provide retirement benefits to the named executive officers and their families. The benefits in these plans are available to most U.S.-based employees. The benefits are funded through trusts and are separate from the assets of Ashland and by law are protected from Ashland’s creditors.

The benefits that may be provided under the tax-qualified plans are limited by the Internal Revenue Code of 1986, as amended (the “Code”). These plans, standing alone, do not provide sufficient retirement income to the named executive officers when compared to their pay as an active employee. To make up for this gap in potential replacement income in retirement, Ashland offers the named executive officers non-qualified retirement plans that complement each other and the tax-qualified plans. A detailed description of the non-qualified plans for the applicable named executive officers is included in the Pension Benefits section of this proxy statement.

The 401(k) plan contributions are also limited by law, which means their potential Ashland matching contributions are also limited. The Ashland match that could not be made to the 401(k) plan will be paid to the named executive officers (as well as any affected employee) as additional compensation.

Ashland also has employee deferral plans that allow the named executive officers to annually make a separate deferral election so that the named executive officers can save amounts from their own pay in addition to amounts they are allowed to save in the savings plans.

Health and Welfare Benefits

The health of all employees is important to Ashland as is the need to provide for financial security to the families of employees who may become ill, disabled or die during active employment. To these ends, Ashland provides a wide variety of health and welfare benefit plans to a majority of its active U.S. workforce. These same plans are offered to the named executive officers for the same reasons as they are offered to the majority of the rest of the active workforce. These plans include medical, dental, vision, life, accidental death and dismemberment, business travel and accident coverage and long-term care insurance. These benefits are targeted at median competitive levels.

Executive Perquisites

Ashland offers to provide the named executive officers and other selected executives with financial planning (including tax preparation) and home security systems and monitoring. Mr. O’Brien participated in the financial planning and home security programs during fiscal 2013. The other named executive officers participated in only the financial planning program. In connection with relocating to Ashland’s headquarters in Covington, Kentucky, Mr. Ganz received relocation, tax reimbursement and other related benefits during fiscal 2013.

The P&C Committee reviews the perquisites provided to executive officers as part of their overall review of executive compensation. The P&C Committee has determined the perquisites to be within the appropriate range of compensation practices.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination in absence of a change in control. A covered termination is the direct result of the permanent closing of a facility, job discontinuance or other termination action of Ashland’s initiative as determined by Ashland. The plan excludes certain terminations such as, but not limited to, termination for cause and voluntary resignation.

A detailed description of this plan is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Change in Control Agreements

Each named executive officer has a change in control agreement that sets forth the economic consequences and entitlements for termination without cause or for good reason after a change in control. The primary purpose of these protections is to align executive and shareholder interests by enabling the executives to assess possible corporate transactions without regard to the affect such transactions could have on their employment. Change in Control agreements entered into after July 2009 do not include a “gross-up” for excise and related taxes.

A detailed description of these agreements is included in the “Potential Payments upon Termination or Change in Control” section of this proxy statement.

Deductibility of Compensation

Ashland attempts to maximize the tax deductibility of the compensation paid to its executives. However, tax rules may limit the tax deductibility of certain types of non-performance based compensation paid to the named executive officers. As a result of these rules, it is expected that approximately $3,227,000 of named executive officer compensation paid in fiscal 2013 will be nondeductible.

Ashland considers the tax deductibility of compensation awarded to the named executive officers, and weighs the benefits of: (1) awarding compensation that may be nondeductible against (2) contingencies required by the tax laws. The P&C Committee believes that in certain circumstances the benefit of awarding nondeductible compensation exceeds the benefit of awarding deductible compensation that is subject to contingencies derived from the tax laws.

In addition, Ashland considers various other tax rules governing named executive officer compensation, including (but not limited to) tax rules relating to fringe benefits, qualified and non-qualified deferred compensation and compensation triggered by a change in control.

PERSONNEL AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The P&C Committee has reviewed the Compensation Discussion and Analysis appearing on pages 31 through 51 of this proxy statement and discussed it with management. Based on its review and discussions with management, the P&C Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ashland’s Annual Report on Form 10-K for fiscal 2013 and Ashland’s proxy statement for its 2014 Annual Meeting of Shareholders. This report is provided by the following independent directors who comprise the P&C Committee:

PERSONNEL AND COMPENSATION COMMITTEE

Barry W. Perry, Chairman

Kathleen Ligocki

Vada O. Manager

George A. Schaefer, Jr.

Janice J. Teal

Michael J. Ward

The P&C Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the P&C Committee report by reference.

Summary Compensation Table

The following table is a summary of compensation information for the last three fiscal years, the most recent of which ended September 30, 2013, for Ashland’s Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer and each of the other three most highly compensated executive officers in fiscal 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compen- sation (3) ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4) ($)	All Other Compen- sation (5) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	2013	1,205,386	—	2,366,700	3,200,370	104,965	—	77,469	6,954,890
Chairman of the Board and Chief Executive Officer	2012 2011	1,178,669 1,153,795	— —	3,061,784 2,828,696	2,170,692 1,891,250	1,306,678 1,008,289	775,679 —	68,586 69,469	8,562,088 6,951,499

J. K. Willis*	2013	307,485	—	282,277	273,467	18,481	—	18,844	900,554
Senior Vice President and Chief Financial Officer

L. M. Chambers**	2013	472,571	—	617,400	831,498	27,755	—	33,431	1,982,655
Former Senior Vice President and Chief Financial Officer	2012 2011	527,579 497,835	— —	752,794 527,384	534,912 353,775	450,882 330,201	807,328 126,814	27,117 33,776	3,100,612 1,869,785

P. J. Ganz	2013	468,784	—	345,450	463,605	25,584	—	162,225	1,465,648
Senior Vice President, General Counsel and Secretary	2012	455,192	—	449,146	315,216	315,392	—	7,600	1,542,546

J. E. Panichella***	2013	516,496	—	374,850	502,488	0	—	35,261	1,429,095
Senior Vice President and President of Ashland Water Technologies	2012 2011	436,800 399,916	120,000 120,000	373,234 311,636	265,068 206,925	457,313 375,515	314,537 180,864	27,413 26,428	1,994,365 1,621,284

S. J. Mitchell	2013	388,522	—	257,250	343,965	396,726	288,661	41,464	1,716,588
Senior Vice President and President of Ashland Consumer Markets

*	Mr. Willis was appointed Senior Vice President and Chief Financial Officer effective May 3, 2013.

**	Mr. Chambers served as Senior Vice President and Chief Financial Officer until May 3, 2013, and he continued to serve as Senior Vice President until his retirement effective July 1, 2013.

***	For all of fiscal 2013, Mr. Panichella served as Senior Vice President and Group Operating Officer, and President of Ashland Specialty Ingredients.

(1)	For all named executive officers other than Mr. Willis, the values in column (e) represent the aggregate grant date fair value of fiscal 2013-2015 LTIP awards computed in accordance with FASB ASC Topic 718. For Mr. Willis, the value in column (e) represents the aggregate grant date fair value of fiscal 2013-2015 LTIP awards ($132,300) and restricted stock ($149,977) computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (e) are found in Note P to the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (the “2013 Form 10-K”). For LTIP awards, the grant date fair value is based on the probable outcome of performance conditions. The grant date fair values of fiscal 2013-2015 LTIP awards assuming the maximum level of performance are as follows: Mr. O’Brien, $4,733,400; Mr. Willis, $264,600; Mr. Chambers, $1,234,800; Mr. Ganz, $690,900; Mr. Panichella, $749,700; and Mr. Mitchell, $514,500. Mr. Chambers would receive a pro-rated portion of his payment through the date of his retirement.

(2)	The values in column (f) represent the aggregate grant date fair value of SAR awards computed in accordance with FASB ASC Topic 718. The assumptions made when calculating the amounts for column (f) are found in Note P to the Notes to Consolidated Financial Statements included in the 2013 Form 10-K. Upon his retirement, Mr. Chambers forfeited all unvested SAR awards.

(3)	The values in column (g) represent the amounts earned with respect to fiscal 2013 performance that were paid in December 2013 for annual incentive awards under the Amended and Restated 2011 Ashland Inc. Incentive Plan (the “2011 Incentive Plan”).

(4)	Ashland’s non-qualified deferred compensation arrangements do not provide above-market or preferential earnings; therefore, the amounts in column (h) represent only the one-year change between September 30, 2012 and September 30, 2013 in the present value of accrued benefits under Ashland’s qualified and non-qualified defined benefit plans. The change in Mr. Chambers’s present value of pension benefits is the difference between the values at September 30, 2012, and July 1, 2013, the date his employment ended and his benefit accruals ceased. These plans are more fully discussed in the narrative to the Pension Benefits table in this proxy statement. For fiscal 2013 the change in pension value was negative for the following named executive officers: Mr. O’Brien — $(103,314); Mr. Willis — $(103,155); Mr. Chambers — $(43,671) and Mr. Panichella — $(182,115). For fiscal 2011, Mr. O’Brien’s change in pension value was a negative amount.

The present values at September 30, 2012 and September 30, 2013 (July 1, 2013, in the case of Mr. Chambers) were calculated based on the earliest age that a participant could receive an unreduced benefit (see the discussion under the Pension Benefits table in this proxy statement regarding the earliest retirement age under the various plans).

(5)	Amounts reported in column (i) for fiscal 2013 are composed of the following items:

	J.J. O’Brien	J.K. Willis	L.M. Chambers	P.J. Ganz	J.E. Panichella	S.J. Mitchell
Ashland 401(k) Plan Match (a)	$16,200	$17,702	$16,200	$18,104	$16,200	$20,669
Supplemental Ashland 401(k) Plan Match (b)	38,015	398	8,703	8,506	10,075	6,351
Ashland Contribution to Non-Qualified Defined Contribution Plan (c)	—	—	—	41,210	—	—
Life Insurance Premiums (d)	2,386	744	1,861	1,007	1,486	1,125
Relocation Costs	—	—	—	69,038	—	—
Tax Reimbursements for Relocation Costs	—	—	—	16,760	—	—
Other (e)	20,867	—	6,667	7,600	7,500	13,319

Total	$77,468	$18,844	$33,431	$162,225	$35,261	$41,464

(a)	The amounts in this row represent the contributions by Ashland to the accounts of each of the named executive officers in the Ashland 401(k) Plan.

(b)	The amounts in this row represent payments by Ashland to the named executive officers that would have been made as matching contributions to the Ashland 401(k) Plan, but for the limitations placed on such contributions under the Code.

(c)	The amounts in this row represent the contributions by Ashland to the account of the named executive officers pursuant to the Non-Qualified Defined Contribution Plan.

(d)	The amounts in this row represent the value of life insurance premiums paid on behalf of the named executive officers.

(e)	In accordance with SEC rules, disclosure of perquisites and other personal benefits is omitted if the aggregate amount of such compensation for an executive officer is less than $10,000 for the given year. If the total amount exceeds $10,000, each perquisite or personal benefit must be identified by type, and if the amount of a perquisite or personal benefit exceeds the greater of $25,000 or 10% of total perquisites and personal benefits, its value must be disclosed. The amounts in this row represent the amount of aggregate incremental cost to Ashland with respect to any tax and financial planning services and monitoring of home security systems, none of which exceeded the greater of $25,000 or 10% of total perquisites as a category for any named executive officer.

Grants of Plan-Based Awards

The following table sets forth certain information regarding the annual and long-term incentive awards, SARs and restricted stock granted during fiscal 2013 to each of the named executive officers.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. J. O’Brien		292,380	1,461,900	2,192,850
	11/14/12				8,050	32,200	64,400				2,366,700
	11/14/12								107,000	70.37	3,200,370

J. K. Willis		51,477	257,386	386,079
	5/3/13							1,707			149,977
	5/3/13								2,623	87.86	99,989
	11/14/12				450	1,800	3,600				132,300
	11/14/12								5,800	70.37	173,478

L. M. Chambers		103,361	516,807	775,211
	11/14/12				2,100	8,400	16,800				617,400
	11/14/12								27,800	70.37	831,498

P. J. Ganz		71,264	356,318	534,477
	11/14/12				1,175	4,700	9,400				345,450
	11/14/12								15,500	70.37	463,605

J. E. Panichella		78,000	390,000	585,000
		200,000	1,000,000	2,000,000
	11/14/12				1,275	5,100	10,200				374,850
	11/14/12								16,800	70.37	502,488

S. J. Mitchell		72,488	362,439	543,659
	11/14/12				875	3,500	7,000				257,250
	11/14/12								11,500	70.37	343,965

(1)	The dollar amounts in these columns represent the potential annual incentive payouts under the 2011 Incentive Plan for fiscal 2013. The actual dollar amounts earned were paid in December 2013 and are included in column (g) in the fiscal 2013 row of the Summary Compensation Table.

Mr. Willis’s incentive target prior to May 3, 2013 was 75%. His incentive target increased to 90% on May 3, 2013 when he was appointed Senior Vice President and Chief Financial Officer. His incentive award has been pro-rated accordingly.

The amounts for Mr. Panichella also include a special incentive award (target $1,000,000) received in November 2012 in connection with his appointment as Senior Vice President and Group Operating Officer, and President of Ashland Specialty Ingredients. For further information, see Compensation Discussion and Analysis on p 36. In November 2013, Mr. Panichella entered into a letter agreement pursuant to which, among other things, he will be paid (a) $500,000 if he remains an employee of Hercules Inc. through the date on which a definitive agreement for the proposed sale of the Ashland Water Technologies commercial unit is signed and (b) an additional payment of $500,000 if he remains an employee of Hercules Inc. through the closing date of the proposed sale. The letter agreement also terminates the incentive award Mr. Panichella received in November 2012.

(2)	The amounts in these columns represent potential payments under LTIP awards for the fiscal 2013-2015 performance period under the 2011 Incentive Plan. Mr. Chambers will be entitled to a pro-rata amount based on his retirement date of July 1, 2013. Payments, if any, under these awards will be made in shares of Ashland Common Stock on a one-for-one basis at the end of the three-year performance period.

(3)	On May 3, 2013, Mr. Willis received a grant of 1,707 shares of restricted Ashland Common Stock pursuant to the 2011 Incentive Plan. The grant will vest in full on May 3, 2016.

(4)	The amounts in column (j) represent the number of shares of Ashland Common Stock that may be issued to named executive officers on exercise of SARs granted under the 2011 Incentive Plan in fiscal 2013. Other than certain SARs granted to Mr. Willis as set forth below, all SARs were granted at an exercise price of $70.37 per share, the closing price of Ashland Common Stock as reported on the NYSE on November 14, 2012, the date of grant. In connection with his appointment as Senior Vice President and Chief Financial Officer, Mr. Willis was granted an additional 2,623 SARs at an exercise price of $87.86 per share, the closing price of Ashland Common Stock as reported on the NYSE on May 3, 2013, the date of grant.

(5)	The dollar amounts in column (l) are calculated in accordance with FASB ASC Topic 718 and assume (i) payment of LTIP awards at target calculated using a Monte-Carlo simulation valuation ($67.79 per unit for the ROI portion and $79.20 per unit for the TSR portion, for a weighted average price of $73.50 per unit); (ii) valuation of all SARs using the Black-Scholes valuation model ($29.91 per SAR granted on November 14, 2012 and $38.12 per SAR granted to Mr. Willis on May 3, 2013) and (iii) the grant date fair value for restricted stock awards using the closing price of Ashland Common Stock of $87.86 as reported on the NYSE on May 3, 2013, the date of grant. For further information on the Black-Scholes model and related stock price assumptions utilized during fiscal 2013, see Note P to the Notes to Consolidated Financial Statements in the 2013 Form 10-K.

Annual Incentive Compensation

Incentive compensation for executives is primarily awarded annually, contingent upon meeting applicable targets. After the beginning of each fiscal year, performance hurdle, target and maximum objectives are established for the upcoming year. Awards for the Chief Executive Officer and certain other executive officers are based upon overall Ashland performance as well as the performance of Ashland’s business segments. Awards for other executives and employees are based upon the performance of Ashland’s divisions. Awards for division employees are based primarily on division performance.

The performance hurdle, target and maximum objectives for fiscal 2013 included measures of Operating Income and Working Capital Efficiency, as well as a “safety modifier.” The Compensation Discussion and Analysis section in this proxy statement discusses the fiscal 2013 performance goals as well as other aspects of this program.

Long-Term Incentive Program

LTIP awards are available to certain key employees. LTIP awards are long-term incentives tied to Ashland’s return on investment (ROI) and total shareholder return (TSR) over the performance period. Awards are granted annually, with each award covering a three-year performance period.

After the beginning of the performance period, performance hurdle, target and maximum objectives are established for the performance period. The initial number of performance units awarded is based on the employee’s salary or midpoint of salary band depending on salary band. The Compensation Discussion and Analysis section in this proxy statement discusses fiscal 2013-2015 LTIP awards.

Stock Appreciation Rights and Stock Options

Ashland’s employee SARs and stock option program is a long-term plan designed to link executive compensation with increased shareholder value over time. In determining the amount of SARs or stock options to be granted annually to key employees, a target number of shares for each employee grade level is established. All SARs and stock options are granted with an exercise price equal to the fair market value of Ashland Common Stock on the date of grant. Vesting of SARs and stock options occurs over a period of three years, as more fully described in footnote (1) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock and LTIPs subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement. SARs and stock options are not re-valued if the stock price declines below the grant price. The Compensation Discussion and Analysis section in this proxy statement discusses the aspects of this program.

Restricted Stock

The P&C Committee may award restricted shares of Ashland Common Stock and/or restricted share equivalents to key employees. Restricted share awards are intended to reward superior performance and encourage continued employment with Ashland. The restricted shares may not be sold, assigned, transferred or otherwise encumbered during the restricted period. Dividends are paid on the restricted shares with additional shares of restricted stock which are subject to the same vesting requirements. For vesting periods applicable to restricted Ashland Common Stock granted to named executive officers, see footnote (2) of the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement. For accelerated vesting events, see the SARs/Stock Options, Incentive Compensation, Restricted Stock and LTIPs subsection of the Potential Payments upon Termination or Change in Control section in this proxy statement.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding SARs, LTIP performance units, and restricted stock held by each of the named executive officers at September 30, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1) (#)		Number of Securities Underlying Unexercised Options Unexercisable (1) (#)		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)
					(#)	($)		(#)	(#)	(#)	($)
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. J. O’Brien	0		107,000	(4)	0	$70.37	12/14/22
	45,450	(5)	45,450	(5)	0	55.56	01/02/22
	63,750	(6)	21,250	(6)	0	51.86	12/17/20
	105,000		0		0	53.33	12/14/17
	110,000		0		0	65.78	12/15/16
								60,676	5,611,316
										80,600	7,453,888

J. K. Willis	0		2,623	(7)	0	$87.86	06/03/23
	0		5,800	(4)	0	70.37	12/14/22
	2,450	(5)	2,450	(5)	0	55.56	01/02/22
	1,875	(6)	625	(6)	0	51.86	12/17/20
	1,600		0		0	37.69	12/18/19
	2,900		0		0	65.78	12/15/16
								13,901	1,285,564
										4,400	406,912

L. M. Chambers	11,200		0		0	$55.56	01/02/22
	11,925		0		0	51.86	12/17/20
	23,700		0		0	37.69	12/18/19
	21,200		0		0	10.72	12/20/18
	6,200		0		0	65.78	12/15/16
								10,370	959,018
										20,300	1,877,344

P. J. Ganz	0		15,500	(4)	0	$70.37	12/14/22
	6,600		6,600	(5)	0	55.56	01/02/22
								15,442	1,428,076
										11,800	1,091,264

J. E. Panichella	0		16,800	(4)	0	$70.37	12/14/22
	0		5,550	(5)	0	55.56	01/02/22
	0		2,325	(6)	0	51.86	12/17/20
								6,685	618,229
										11,000	1,017,280

S. J. Mitchell	0		11,500	(4)	0	$70.37	12/14/22
	4,850		4,850	(5)	0	55.56	01/02/22
	6,975		2,325	(6)	0	51.86	12/17/20
	14,200		0		0	37.69	12/18/19
	15,000		0		0	10.72	12/20/18
	12,300		0		0	65.78	12/15/16
								26,685	2,467,829
										8,700	804,576

(1)	The numbers in columns (b) and (c) relate to SARs which vest over a three-year period measured from the date of grant. Fifty percent vest after the first year and 25% vest in each of the remaining two years.

(2)

The numbers in column (g) and the dollar values in column (h) represent the number of shares earned for the fiscal 2011-2013 LTIP performance period (which is payable in stock) and/or unvested shares of restricted Ashland Common Stock. The number of shares of Ashland Common Stock earned for the fiscal 2011-2013 LTIP awards was determined by the P&C Committee in November 2013 and became vested when paid in November 2013. For Messrs. O’Brien, Chambers and Panichella, the amounts reported in columns (g) and (h) relate solely to the LTIP award for the fiscal 2011-2013 performance period, for which Mr. Chambers received a pro-rated portion. For Mr. Willis, the amounts reported in columns (g) and (h) represent 1,800 shares of Ashland Common Stock earned under the LTIP for the fiscal 2011-2013 performance period, 1,707 shares of restricted Ashland Common Stock granted on May 3, 2013 that will vest 100% on May 3, 2016, 10,000 shares of restricted Ashland Common Stock granted on November 17, 2010 that will vest 100% on November 17, 2014 and 394 shares earned from dividends on the restricted Ashland Common Stock. For Mr. Ganz, the amounts reported in columns (g) and (h) relate solely to 15,000 shares of restricted Ashland Common Stock granted on July 13, 2011 that will vest 100% on July 13, 2015 and 442 shares earned from dividends on the restricted Ashland Common Stock. For Mr. Mitchell, the amounts reported in columns (g) and (h) represent 6,685 shares of Ashland Common Stock earned under the LTIP for the fiscal 2011-2013 performance period and 20,000 shares of restricted Ashland Common Stock granted on November 18, 2009, which vested 100% on November 18, 2013. The dollar values in column (h) are calculated using the closing price of Ashland Common Stock of $92.48 as reported on the NYSE on September 30, 2013.

(3)	The numbers in column (i) represent the estimated units granted through September 30, 2013 under the LTIP for the fiscal 2012-2014 and the fiscal 2013-2015 performance periods. The estimated number is computed assuming that the target performance goals are achieved. The dollar amounts in column (j) correspond to the units identified in column (i). The dollar value is computed by converting the units to shares of Ashland Common Stock on a one-for-one basis. The number of shares is then multiplied by the closing price of Ashland Common Stock of $92.48 as reported on the NYSE on September 30, 2013. Payment, if any, under LTIP awards will be in Ashland Common Stock for the fiscal 2012-2014 and the fiscal 2013-2015 performance periods. For Mr. Chambers, the estimated number of LTIP units is computed on a pro rata basis for the 2012-2014 LTIP award (21 out of 36 months) and the 2013-2015 LTIP award (9 out of 36 months).

(4)	These numbers relate to SARs granted on November 14, 2012 that vest over the three-year period referenced in footnote (1) above.

(5)	These numbers relate to SARs granted on December 2, 2011 that vest over the three-year period referenced in footnote (1) above.

(6)	These numbers relate to SARs granted on November 17, 2010 that vest over the three-year period referenced in footnote (1) above.

(7)	These numbers relate to SARs granted on May 3, 2013 that vest over the three-year period referenced in footnote (1) above.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the value realized by each named executive officer during fiscal 2013 upon the exercise of SARs, LTIP awards and the vesting of restricted stock.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (2)

Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
J. J. O’Brien	87,712	15,407,930	60,569	4,262,241

J. K. Willis	0	0	1,900	133,703

L. M. Chambers	15,585	1,978,715	8,158	574,078

P. J. Ganz	0	0	0	0

J. E. Panichella	8,035	1,003,249	54,917	3,822,509

S. J. Mitchell	7,212	963,763	4,917	346,009

(1)	The amounts in column (b) represent the gross number of shares acquired on exercise of SARs. The amounts in column (c) represent the value realized on exercise.

(2)	For Messrs. O’Brien, Willis, Chambers and Mitchell, the amounts in column (d) represent only the shares of Ashland Common Stock received in settlement of the fiscal 2010-2012 LTIP award. The dollar amounts in column (e) represent the value of the fiscal 2010-2012 LTIP award (computed by multiplying the number of shares awarded by $70.37, the closing price of Ashland Common Stock as reported on the NYSE on November 14, 2012, the date the P&C Committee approved the payment). The weighted score for the 2010-2012 LTIP was 111.75%.

For Mr. Panichella, the amount in column (d) includes 50,000 shares of restricted Ashland Common Stock which vested on November 20, 2012, and 4,917 shares of Ashland Common Stock received in settlement of the fiscal 2010-2012 LTIP award. The dollar amount in column (e) includes $3,476,500 for the restricted shares which vested on November 20, 2012 based on the closing price of $69.53 of Ashland Common Stock as reported on the NYSE on that date, and $346,009 for the fiscal 2010-2012 LTIP award (computed as described above).

Pension Benefits

The following table shows the actuarial present value of the named executive officers’ (other than Peter J. Ganz) accumulated benefits under each of Ashland’s qualified and non-qualified pension plans, calculated as of September 30, 2013. Mr. Ganz is not eligible to participate in the Pension Plan, the Excess Plans or the SERP (as defined in footnote 1). Mr. Ganz joined Ashland in July 2011, and these plans were closed to new participants on January 1, 2011.

Name (a)	Plan Name (1) (b)	Number of Years Credited Service (2) (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
J. J. O’Brien	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	34 years 4 months 34 years 4 months 20 years	1,424,531 4,673,866 6,197,637	0 0 0

J. K. Willis	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	24 years 9 months 24 years 9 months 20 years	566,932 31,622 1,089,450	0 0 0

L. M. Chambers (3)	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	33 years 3 months 33 years 3 months 20 years	1,344,979 1,452,880 1,850,119	35,789 0 0

J. E. Panichella	Ashland Hercules Pension Plan Hercules Inc. Employee Pension Restoration Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	29 years 9 months 29 years 9 months 4 years 10 months	890,266 841,025 0	0 0 0

S. J. Mitchell	Ashland Hercules Pension Plan Ashland Inc. Excess Benefit Pension Plan Ashland Inc. Supplemental Early Retirement Plan for Certain Employees	15 years 5 months 15 years 5 months 16 years 5 months	222,188 84,930 2,369,807	0 0 0

(1)	The Ashland Hercules Pension Plan (the “Pension Plan”) is a tax-qualified plan under Section 401(a) of the Code. The Ashland Inc. Excess Benefit Pension Plan (the “Ashland Excess Plan”) and the Hercules Inc. Employee Pension Restoration Plan (the “Hercules Excess Plan” and together with the Ashland Excess Plan, the “Excess Plans”) are non-qualified plans that are coordinated with the tax-qualified plan. The Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (the “SERP”) is a non-qualified plan. The material terms of each of these plans are described in the narrative below.

(2)	The maximum number of years of credited service under the SERP is 20 years. The number of years of service for the SERP is measured from the date of hire. The number of years of service under the Pension Plan and the Excess Plans is measured from the date the named executive officer began participating in the Pension Plan.

(3)	Mr. Chambers retired effective July 1, 2013. Therefore, the present value of his accumulated benefit is calculated as of July 1, 2013. Because of the rules under Section 409A of the Internal Revenue Code (the “Code”), the distribution of Mr. Chambers’s benefits under the Excess Plan and SERP are delayed until January 2014.

Assumptions

The present values of the accumulated benefits were calculated as of September 30, 2013 based on the earliest age a participant could receive an unreduced benefit. For Messrs. O’Brien, Willis and Panichella, age 62 is the earliest age that an unreduced benefit is available under the qualified Pension Plan and the applicable non-qualified Excess Plan because their benefits are calculated under the traditional annuity pension formula. For Mr. Mitchell, age 55 is the earliest age he may receive unreduced benefits under the qualified Pension Plan and the non-qualified Ashland Excess Plan because his qualified Pension Plan benefits are calculated under the cash balance pension formula. Mr. O’Brien is currently eligible to receive a reduced benefit because he is 55 or older. The programs were closed to new participants on January 1, 2011. Mr. Chambers retired effective July 1, 2013. Therefore, the present value of his accumulated benefits is calculated as of July 1, 2013.

Messrs. O’Brien, Willis and Chambers have a benefit in Ashland’s qualified LESOP. The LESOP was completely allocated on March 31, 1996 and no additional benefits are accruing. The LESOP and the qualified Pension Plan are in a floor-offset arrangement. The value of the shares allocated to a participant’s LESOP offset account reduces the value of the participant’s Pension Plan benefit. A participant may elect to transfer his or her LESOP offset account to the Pension Plan at the time of his or her termination in order to receive an unreduced Pension Plan benefit. Mr. Chambers elected to transfer his LESOP offset account to the Pension Plan. The calculations in the Pension Benefits table assume that the other named executive officers with a LESOP benefit elect to transfer their LESOP offset accounts to the Pension Plan.

The SERP provides an umbrella (or gross) benefit that is subject to certain reductions. The amount in the Pension Benefits table for the SERP benefit for applicable named executive officers is the net benefit under the SERP, after applicable reductions. The reductions referred to in this paragraph are described in the Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP) section below.

Under the SERP, the earliest age a named executive officer could receive an unreduced benefit is the earlier of age 55 or when the sum of the named executive officer’s age and service equals at least 80, provided that the officer has at least 20 years of service under the plan. Messrs. O’Brien and Willis are the only named executive officers that have at least 20 years of service. Mr. Chambers retired with 20 years of service.

The valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit are incorporated by reference from Note M to the Notes to Consolidated Financial Statements in the 2013 Form 10-K.

Ashland Hercules Pension Plan (Pension Plan)

The Pension Plan is a tax-qualified defined benefit pension plan under Code Section 401(a). The Pension Plan provides retirement income for eligible participants. Beginning in January 2011, the Pension Plan was closed to new participants and to additional credits in the retirement growth account.

The Pension Plan has two benefit formulas—a traditional formula, referred to as the annuity benefit, and a cash balance formula, referred to as the retirement growth account. The traditional formula produces an annuity benefit at retirement based on a percentage of final average compensation multiplied by years of plan service (see the description in the Traditional Benefit/Annuity Formula section below). The cash balance formula produces a hypothetical account balance based on the sum of contribution credits and interest on those contribution credits (see the description in the Retirement Growth Account Benefit/Cash Balance Formula section below). In general, participants who were actively employed on June 30, 2003 with at least 10 years of service remained in the annuity benefit formula. All other participants moved to the retirement growth account formula. The formula under which a participant’s benefit is computed is a matter of plan design and not participant election.

If a participant has a benefit payable from the LESOP, then the participant’s LESOP offset account reduces the amount payable to the participant, regardless of the formula under which the participant’s benefit is paid. At termination from employment, the participant may elect to transfer the LESOP offset account to the Pension Plan and receive an unreduced Pension Plan benefit.

Years of service in addition to what is actually incurred under the Pension Plan cannot be granted. However, in the case of an acquisition, prior service with the acquired business is often counted for purposes of vesting and eligibility, but not for purposes of benefit accrual under the annuity benefit formula. These same rules apply equally to the Excess Plans.

Traditional Benefit/Annuity Formula

Under this formula, for certain highly compensated employees, compensation only includes base compensation, up to the maximum allowed under Code Section 401(a)(17). For all other participants, compensation includes bonus amounts. This applies to both the annuity formula and the cash balance formula. The final average compensation formula is the average for a 48 consecutive month period producing the highest average for the last 120 months of credited service. For participants who were employees of Hercules prior to the acquisition, the final average compensation is the average for the 60 consecutive month period producing the highest average for the last 120 months of credited service.

The annual annuity benefit formula is:

(1.08% x final average compensation up to $10,700) + (1.5% x final average compensation exceeding $10,700)

x

(years of credited service, which means years as a participant in the plan up to a maximum of 35 years)

For participants who were employees of Hercules prior to the acquisition, the annual annuity benefit formula is:

(1.2% x final average compensation up to $53,400) + (1.6% x final average compensation exceeding $53,400)

x

(years of credited service)

The normal form of benefit payment under the annuity benefit is a single life annuity. However, as required by federal law, the normal form of benefit for a married participant is a joint and survivor annuity, unless the spouse consents to a different benefit distribution. A participant may also elect a non-spousal joint and survivor annuity or a 10-year term certain annuity. All payment forms are actuarially equivalent.

The normal retirement age is 65, but an unreduced benefit is paid for retirement at age 62. A participant may retire early once the participant is either at least age 55 or when the sum of the participant’s age and service equals at least 80.

Retirement Growth Account Benefit/Cash Balance Formula

Under this formula, contribution credits are accumulated in a notional account. Interest credits are allocated to each participant’s account monthly. The interest rate is from a minimum of 4.0% to a maximum of 7.0% and is set at the beginning of each plan year. The interest rate for fiscal 2013 was 4.0%.

The accrued benefit under this formula is the balance in the retirement growth account. The benefit is payable in the same forms that apply to the annuity benefit formula or may be paid as a single lump sum.

The normal retirement age under the retirement growth account formula is also age 65. The earliest that a participant can receive an unreduced benefit is at age 55 with at least five years of service.

Non-Qualified Excess Benefit Pension Plans (Excess Plans) and Non-Qualified Defined Contribution Plan

The Excess Plans are unfunded, non-qualified plans of deferred compensation providing a benefit payable, based on the applicable named executive officer’s pension plan eligibility, equal to the difference between the benefit under the Pension Plan in the absence of the Code limits (the gross benefit) and the actual benefit that would be payable under the Pension Plan.

The Excess Plans cover employees (i) who are eligible for the Pension Plan and whose benefit under the Pension Plan is limited because of either Code Section 401(a)(17) or Section 415(b) and (ii) who are not terminated for cause as defined in the Excess Plans. For purposes of computing the Excess Plans’ benefits, a participant’s compensation is defined the same as it is for the Pension Plan. However, the limits on the compensation under the Pension Plan that are imposed by the Code do not apply under the Excess Plans.

The benefit under the Excess Plans is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. A benefit payable to a named executive officer and certain other highly compensated participants cannot be paid for six months following separation from service. All named executive officers, except Mr. Ganz, participate in an Excess Plan.

Mr. Ganz participates in the Non-Qualified Defined Contribution Plan (the “NQDC Plan”). The NQDC Plan provides a contribution equivalent to the company match on annual incentive compensation not permitted in the qualified 401(k) plan. The account balance may be invested in the mutual funds available in the Employees’ Deferral Plan (described on page 66). The benefit payable under the NQDC Plan will be made in installments or as a lump sum based on distribution elections. Named executive officers and certain other highly compensated participants cannot begin to receive distributions for six months following separation from service.

Ashland Inc. Supplemental Early Retirement Plan for Certain Employees (SERP)

The SERP is an unfunded, non-qualified plan of deferred compensation and covers a select group of highly compensated employees. Beginning January 1, 2011, the eligibility for this program was restricted to only highly compensated employees participating in the Pension Plan on December 31, 2010. Employees who would have otherwise been eligible to participate in the SERP will now participate only in the NQDC Plan.

The SERP benefit formula covering the applicable named executive officers and certain other highly compensated participants provides a benefit of 25% of final average compensation multiplied by the participant’s years of service up to 20 years. For this purpose, the final average compensation formula is total compensation (base plus incentive compensation) for the 48 months out of the 96 months before retirement that produces the highest average.

The applicable named executive officers may retire on the earlier of age 55 with three years of service or when the sum of the executive’s age and service equals at least 80. The benefit produced by the above described formula is subject to proportionate reduction for each year of service credited to the participant that is less than 20 years of service. Additionally, the benefit is reduced by the sum of the following:

•	The participant’s qualified Pension Plan benefit (assuming the LESOP offset account is transferred to the Pension Plan);

•	The participant’s Excess Plans benefit; and

•	50% of any shares of Ashland Common Stock that could not be allocated to the participant’s account in the LESOP due to Code limits.

Mr. O’Brien is eligible to retire and commence his SERP benefits. SERP benefits become vested upon attaining three years of service. Messrs. Willis, Panichella and Mitchell are vested in the SERP, but they are not retirement eligible.

The SERP benefit is payable in a lump sum and may be transferred to the Employees’ Deferral Plan. Distributions to the applicable named executive officers and certain other highly compensated participants cannot begin until six months after separation from service.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach in the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

Ordinarily, years of service in addition to what is actually incurred are not granted. However, in the case of an acquisition, prior service with the acquired business is counted for purposes of vesting but not for calculating benefits under the SERP.

Non-Qualified Deferred Compensation

The following table sets forth certain information for each of the named executive officers regarding non-qualified deferred compensation for fiscal 2013.

Name (a)	Executive Contributions in Last FY (1) ($) (b)	Registrant Contributions in Last FY (2) ($) (c)	Aggregate Earnings in Last FY (3) ($) (d)	Aggregate Withdrawals/ Distributions in Last FY ($) (e)	Aggregate Balance at September 30, 2013 ($) (f)
J. J. O’Brien	0	0	3,334,652	0	14,469,096

J.K. Willis	0	0	325,250	0	1,378,165

L. M. Chambers	0	0	622,312	337,927	3,942,208

P. J. Ganz	31,539	35,699	5,071	0	72,309

J. E. Panichella	0	0	7,543	0	235,541

S.J. Mitchell.	57,439	0	930,781	0	5,535,473

(1)	The contribution for Mr. Ganz in column (b) relates to the deferral of a portion of his incentive compensation award paid in December 2012, which was included in the Summary Compensation Table for fiscal 2012. The contribution for Mr. Mitchell included in column (b) relates to the deferral of a portion of his salary in fiscal 2013 and is included in column (c) of the Summary Compensation Table in this proxy statement.

(2)	The contribution in column (c) for Mr. Ganz relates to a contribution by Ashland to the NQDC Plan (net of taxes) in an amount equal to Ashland’s match on annual incentive compensation that is not permitted in the qualified 401(k) plan and is reported in column (i) of the Summary Compensation Table (inclusive of taxes) in this proxy statement.

(3)	Aggregate earnings are comprised of interest, dividends, capital gains and appreciation/depreciation of investment results. These earnings are not included in the Summary Compensation Table in this proxy statement.

Ashland Inc. Employees’ Deferral Plan

The Employees’ Deferral Plan is an unfunded, non-qualified deferred compensation plan for a select group of highly compensated employees. Participants may elect to have up to 50% of base pay and up to 100% of their incentive compensation and/or LTIP awards contributed to the plan. Elections to defer compensation must be made before the period for which the service relating to the particular kind of compensation is incurred.

Participants elect how to invest their account balances from among a diverse set of mutual fund offerings and a hypothetical Ashland Common Stock fund. No guaranteed interest or earnings are available and there are no above market rates of return on investments in the plan. Beginning October 1, 2000, investments in Ashland Common Stock units must remain so invested and must be distributed as Ashland Common Stock. In all other events, participants may freely elect to change their investments. Withdrawals are allowed for an unforeseeable emergency (single sum payment sufficient to meet the emergency), disability (lump sum payment), upon separation from employment (payable as lump sum or installments per election) and at a specified time (paid as single sum). In addition, for pre-2005 contributions, participants may elect to have withdrawals paid in a lump sum (subject to a penalty of up to 10%).

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated amounts payable to each named executive officer in the event of a termination from employment or change in control as of September 30, 2013. A narrative description follows the table. Different termination events are identified in columns (b)-(g). Column (a) enumerates the types of potential payments for each named executive officer. As applicable, each payment or benefit is estimated across the table under the appropriate column or columns.

These estimates are based on the assumption that the various triggering events occur on September 30, 2013, the last day of the 2013 fiscal year. Other material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. The actual amounts that would be paid to a named executive officer upon certain terminations of employment or upon a change in control can only be determined at the time an actual triggering event occurs.

Potential Payments upon Termination or Change in Control Table

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason ($) (g)
J. J. O’Brien
Cash severance	2,635,637	0	0	0	0	8,239,587
Accelerated SARs (1)	0	0	0	0	4,906,959	0
Restricted stock	0	0	0	0	0	0
LTIP (2)	9,587,997	9,587,997	0	9,587,997	9,587,997	2,230,947
Incentive compensation (3)	104,965	104,965	0	104,965	104,965	0
Welfare benefit	30,238	2,880,516	0	0	0	30,238
Outplacement	7,000	0	0	0	0	7,000
Financial planning	12,500	0	0	0	0	12,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$12,378,337	$12,573,478	$0	$9,692,962	$14,599,921	$10,520,272

J. K. Willis
Cash severance	612,620	0	0	0	0	1,475,120
Accelerated SARs (1)	0	0	0	0	256,198	0
Restricted stock	0	0	0	0	1,119,100	0
LTIP (2)	382,253	382,253	0	382,253	382,253	154,131
Incentive compensation (3)	18,481	18,481	0	18,481	18,481	0
Welfare benefit	26,774	880,819	0	0	0	26,774
Outplacement	7,000	0	0	0	0	7,000
Financial planning	7,500	0	0	0	0	7,500
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$1,054,628	$1,281,553	$0	$400,734	$1,776,032	$1,670,525

Name/Kinds of Payments (a)	Termination prior to a Change in Control of Company without Cause ($) (b)	Disability (6) ($) (c)	Voluntary Resignation or Involuntary Termination for Cause (7) ($) (d)	Retirement (8) ($) (e)	Change in Control without Termination (9) ($) (f)	Termination after Change in Control of Company without Cause or by Executive for Good Reason (10) ($) (g)
L. M. Chambers (10)
Cash severance				0
Accelerated SARs (1)				0
Restricted stock				0
LTIP (2)				1,951,646
Incentive compensation (3)				27,755
Welfare benefit				0
Outplacement				0
Financial planning				0
280G excise tax gross-up (4)				0
Present value of retirement benefits (5)				0

Total				$1,979,401

P. J. Ganz
Cash severance	735,476	0	0	0	0	1,685,657
Accelerated SARs (1)	0	0	0	0	586,377	0
Restricted stock	0	0	0	0	1,428,076	0
LTIP (2)	582,630	582,630	0	582,630	582,630	508,634
Incentive compensation (3)	25,584	25,584	0	25,584	25,584	0
Welfare benefit	27,178	1,347,196	0	0	0	27,178
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$1,382,868	$1,955,410	$0	$608,214	$2,622,667	$2,233,469

J. E. Panichella
Cash severance	851,000	0	0	0	0	1,891,000
Accelerated SARs (1)	0	0	0	0	670,796	0
Restricted stock	0	0	0	0	0	0
LTIP (2)	1,139,204	1,139,204	0	1,139,204	1,139,204	358,972
Incentive compensation (3)	0	0	0	0	0	0
Welfare benefit	21,385	21,385	0	0	0	21,385
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	0	0

Total	$2,023,589	$1,160,589	$0	$1,139,204	$1,810,000	$2,283,357

S. J. Mitchell
Cash severance	644,336	0	0	0	0	1,570,569
Accelerated SARs (1)	0	0	0	0	527,769	0
Restricted stock	0	0	0	0	1,849,600	0
LTIP (2)	1,089,882	1,089,882	0	1,089,882	1,089,882	260,326
Incentive compensation (3)	396,726	396,726	0	396,726	396,726	0
Welfare benefit	27,696	27,696	0	0	0	27,696
Outplacement	7,000	0	0	0	0	7,000
Financial planning	5,000	0	0	0	0	5,000
280G excise tax gross-up (4)	0	0	0	0	0	0
Present value of retirement benefits (5)	0	0	0	0	886,269	0

Total	$2,170,640	$1,514,304	$0	$1,486,608	$4,750,246	$1,870,591

(1)	A change in control without termination results in unvested SARs becoming immediately vested. See the Outstanding Equity Awards at Fiscal Year-End table in this proxy statement for the number of SARs outstanding for each named executive officer.

(2)	The LTIP amounts identified in all of the columns except for column (g) are based on the actual results for the fiscal 2011-2013 performance period and pro-rata payments of the LTIPs for the fiscal 2012-2014 and fiscal 2013-2015 performance periods at their respective targets. If one of the events represented by columns (b), (c) or (e) occurred, the pro-rata payments would be based on actual results, rather than target. However, pursuant to the executive change in control agreement, in the event of a change in control without termination as of September 30, 2013 as reported in column (f), the calculation would be based on the actual results for the fiscal 2011-2013 performance period and the pro-rata target payment for the fiscal 2012-2014 and fiscal 2013-2015 performance periods. The amount identified in column (g) of this table for each named executive officer represents the LTIP units that are outstanding being paid at target, reduced by the amount the executive would receive as a result of a change in control identified in column (f).

(3)	The amounts identified in the Incentive Compensation row of columns (b), (c) and (e) represent a payment of the fiscal 2013 annual incentive compensation based on actual results for the entire performance period pursuant to the change in control agreement. Upon a change in control, the performance period relating to any incentive award will be accelerated and payment will be made based upon achievement of the performance goals up to the date of the change in control. The amounts identified in the Incentive Compensation row of column (f) reflect this payment, based on actual results for the fiscal year.

(4)	Section 280G of the Code applies if there is a change in control of Ashland, compensation is paid to a named executive officer as a result of the change in control (“parachute payments”), and the present value of the parachute payments is 300% or more of the executive’s “base amount,” which equals the average W-2 income for the five-calendar-year period immediately preceding the change in control. If Section 280G applies, then the named executive officer is subject to an excise tax, under Section 4999(a) of the Code, equal to 20% of the amount of the parachute payments in excess of the base amount (the “excess parachute payments”), in addition to income and employment taxes. Moreover, Ashland is denied a federal income tax deduction for the excess parachute payments. The amounts in the 280G Excise Tax Gross-Up row of columns (f) and (g) reflect a tax gross-up, if any, for the excise and related taxes, as required under the terms of the executive change in control agreements described below. The calculations are based on the following assumptions: (i) an excise tax rate of 20% and a combined federal, state and local income and employment tax rate of 51%, (ii) a discount rate of 0.25%, and (iii) no amounts were allocated to the non-solicitation or non-competition covenants contained in the executive change in control agreements.

(5)	The present value of each applicable named executive officer’s total retirement benefits as of September 30, 2013 (absent a change in control) is in the Pension Benefits table to this proxy statement. The account balances for each named executive officer as of September 30, 2013 in the Employees’ Deferral Plan are identified in the Non-Qualified Deferred Compensation table to this proxy statement.

A change in control results in an additional three years of age and service being credited to the calculation of each named executive officer’s benefit under the SERP. The present value of this incremental additional benefit is identified in the Present Value of Retirement Benefits row of this table in column (f) for the applicable named executive officer. Messrs. O’Brien, Willis and Panichella gain no incremental additional benefit under the SERP. Mr. Mitchell gains a benefit from the additional age and service because (1) he has less than the 20 years necessary for a full SERP benefit, therefore, the additional service brings him closer to a full SERP benefit; and (2) the change in control makes it possible that he will be eligible for immediate retirement in the event of termination without cause or for good reason, thereby eliminating any discount. The additional age and service does not apply to the calculation of the Pension Plan and Excess Plans benefits. Mr. Ganz is not eligible to participate in the Pension Plan, the Excess Plans or the SERP.

(6)	For purposes of column (c), it is assumed that the named executive officer incurred a disabling event on September 30, 2013. The amounts in the Welfare Benefit row for column (c) represent the present value of the disability payments available under a supplemental Long Term Disability Plan for the incremental benefit above what would be payable under the generally available Long Term Disability Plan. No pre-retirement mortality assumption applies and the interest rate used is 8.01%. Subject to coordination with other income received while disabled, the Long Term Disability Plan provides a benefit equal to 60% of base compensation. The compensation covered by the plan is limited in 2013 to $10,000 per month. If the named executive officer died, his beneficiaries would receive the same accelerated vesting of the LTIP award as the named executive officer would in the event of disability. The named executive officers also participate in a group variable universal life plan (GVUL) that is available to certain highly compensated employees. In the event of death, the executive receives the same benefits as identified with regard to disability in addition to the face amount of the policy plus their own invested amounts. For Messrs. O’Brien, Willis, Ganz, Panichella and Mitchell, respectively, the death benefits as of September 30, 2013 would be: $1,000,836; $1,639,899; $500,012; $500,020; and $500,111, respectively.

(7)	Ashland does not maintain any plans or arrangements that would provide additional or enhanced benefits to the named executive officers solely as a result of a voluntary termination.

(8)	The requirements for retirement and receiving benefits under the retirement plans are described under the Pension Benefits table to this proxy statement.

(9)	Under the Employees’ Deferral Plan, in an event of a change in control, the named executive officers will receive an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on or after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution. To the extent that an executive’s account is invested in hypothetical shares of Ashland Common Stock, those shares would be valued at the highest price for which Ashland Common Stock closed during the 30 days preceding the change in control.

(10)	Because Mr. Chambers retired July 1, 2013, the amounts in this table relating to him represent actual payments. Additional information on Mr. Chambers’s payments is described under the Summary Compensation Table in this proxy statement. Additionally, see the Pension Benefits table in this proxy statement regarding his payments under the SERP, qualified Pension Plan and Excess Benefit Plan.

Severance Pay Plan

The named executive officers are covered by the Severance Pay Plan that provides benefits in the event of a covered termination from employment in absence of a change in control. A termination for which benefits under the plan will be considered include those directly resulting from the permanent closing of a facility, job discontinuance, or other termination at Ashland’s initiative for which Ashland elects to provide benefits. Certain terminations are excluded from coverage by the Severance Pay Plan (for example, refusal to sign a severance agreement and release; discharge for less than effective performance, absenteeism or misconduct; or voluntary resignation).

In order for any executive to receive benefits and compensation payable under the Severance Pay Plan, the executive must agree to a general release of liability which relates to the period of employment or termination. In addition, the executive must agree to refrain from engaging in competitive activity against Ashland and refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with

Ashland’s business for a period of 24 months following the termination. The executive must also agree not to disclose Ashland’s confidential information.

The benefit payable under the Severance Pay Plan to the Chief Executive Officer is 104 weeks of base pay and for all other named executive officers is 78 weeks of base pay. Payments will be made as payroll continuation in bi-weekly increments if the executive is retirement eligible (or would be at the end of the payroll continuation period). If the executive is not retirement eligible or paying the benefit as payroll continuation will not make the executive retirement eligible, the benefit is paid as a lump sum. Payment of such amounts may be subject to a six-month deferral in order to comply with Section 409A of the Code.

Any executive who receives payroll continuation may also remain in the medical, dental, vision, group life and pension plans for the executive’s benefit continuation period. The benefit continuation period in that case is two weeks for each completed year of service, with a maximum of 52 weeks. Any executive who receives a lump sum severance benefit will be eligible to elect COBRA continuation of coverage at active employee rates for a period of three months.

Executive Change in Control Agreements

The named executive officers and certain other executives have change in control agreements with Ashland. These agreements describe the payments and benefits to which an executive is entitled if terminated after a change in control of Ashland.

If within two years after a change in control (see the Definitions section below) an executive’s employment is terminated without cause or the executive terminates employment for good reason (see the Definitions section below), the executive is entitled to the following:

•

For the Chief Executive Officer, payment of three times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•

For the other named executive officers, payment of two times the sum of his highest annual base compensation and highest target percentage annual incentive compensation in respect of the prior three fiscal years preceding the fiscal year in which the termination occurs in a lump sum paid in the seventh month following termination;

•	Continued participation in Ashland’s medical, dental and group life plans through December 31 of the second calendar year following the calendar year in which the executive was terminated;

•	Full payment at target in cash of any LTIP awards existing at the executive’s termination (less any amounts already paid under the LTIP plan because of the change in control);

•	Payment in cash of all prior existing incentive compensation not already paid and pro-rata payment of any incentive compensation for the fiscal year in which the executive terminates at target level;

•	Outplacement services and financial planning services for one year after termination;

•	Payment of all unused, earned and accrued vacation in a lump sum in the seventh month following termination; and

•	Immediate vesting of all outstanding restricted stock, stock options and SARs.

As a condition to receiving the benefits and compensation payable under the agreement, each executive has agreed for a period of 24 months following the termination, absent prior written consent of Ashland’s General Counsel, to refrain from engaging in competitive activity against Ashland; and to refrain from soliciting persons working for Ashland, soliciting customers of Ashland or otherwise interfering with Ashland’s business relationships. Pursuant to the agreement, each executive has also agreed not to disclose confidential information. If an executive breaches the agreement, Ashland has the right to recover benefits that have been paid to the executive. Finally, an executive may recover legal fees and expenses incurred as a result of Ashland’s unsuccessful legal challenge to the agreement or the executive’s interpretation of the agreement.

In addition, each agreement with a named executive officer entered into prior to August 2009 provides a “gross-up” for excise and related taxes in the event (and to the extent) the severance compensation and other payments or distributions to a named executive officer, whether pursuant to an employment agreement, stock option, SAR, restricted stock, LTIP award or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Code. In the event the aggregate parachute value of all severance and other change in control payments to the named executive officer does not exceed the greater of (i) the maximum amount that may be paid under Section 280G of the Code without the imposition of an excise tax plus $50,000; or (ii) 110% of such maximum amount, the named executive officer’s payments under the agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

Change in control agreements entered into with executives after July 2009 do not include a provision for the “gross-up” of excise and related taxes.

Definitions

“Cause” is any of the following:

•	Willfully failing to substantially perform duties after a written demand for such performance (except in the case of disability);

•	Willfully engaging in gross misconduct demonstrably injurious to Ashland after a written request to cease such misconduct; or

•	Conviction or plea of nolo contendre for a felony involving moral turpitude.

To be terminated for cause, the Board of Directors must pass a resolution by three quarters vote finding that the termination is for cause.

“Good reason” includes any of the following that occurs after a change in control:

•	Adverse change in position, duties or responsibilities;

•	Reduction to base salary;

•	Failure to continue incentive plans, whether cash or equity, or any other plan or arrangement to receive Ashland securities; or

•	Material breach of the executive change in control agreement or a failure to assume such agreement.

“Change in control” is a complex definition, but may be summarized to include any of the following:

•

The consolidation or merger of Ashland into an unrelated entity in which the former Ashland shareholders own less than 50% of the outstanding shares of the new entity, except for a merger under which the shareholders before the merger have substantially the same proportionate ownership of shares in the entity immediately after the merger;

•	The sale, lease, exchange or other transfer of 80% or more of Ashland’s assets;

•	A shareholder approved liquidation or dissolution;

•	The acquisition of 25% or more of the outstanding shares of Ashland by an unrelated person without approval of the Board; or

•

Changes to Ashland’s Board during two consecutive years that result in a majority of the Board changing from its membership at the start of such two consecutive year period, unless two-thirds of the remaining Directors at the start of such two consecutive year period voted to approve such changes.

SARs/Stock Options, Incentive Compensation, Restricted Stock and LTIPs

The following table summarizes what may happen to SARs, stock options, incentive compensation, restricted stock and LTIP grants upon termination from employment; death; disability or retirement; or in the event of a change in control.

	Termination from Employment*	Death, Disability or Retirement*	Change in Control

SARs/Stock Options	Termination within one year of grant results in forfeiture; otherwise lesser of 30 days or the exercise period within which to exercise the vested SARs/stock options	May exercise during the remainder of the exercise period	Immediately vest

Incentive Compensation	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement through the date of the change in control

Restricted Stock	Termination before vesting results in forfeiture	Occurrence of event before payment results in forfeiture	Immediately vest

LTIP	In general, termination before payment results in forfeiture. Pro-rata payment based on actual achievement for entire performance period if terminated prior to a change in control without “cause”	Pro-rata payment based on actual achievement for entire performance period	Accelerate the performance period and pay based on actual achievement for the period through the date of the change in control

*	P&C Committee has discretion to accelerate vesting of these benefits.

For purposes of the above table, the term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

SERP, Excess Plans, Qualified Pension Plan and Employees’ Deferral Plan

For payments and benefits under the SERP, the Excess Plans and the qualified Pension Plan, except in the event of a change in control, see the Pension Benefits table and the narrative thereunder in this proxy statement. For payments and benefits under the Employees’ Deferral Plan, except in the event of a change in control, see the Non-Qualified Deferred Compensation table and the narrative thereunder in this proxy statement.

The SERP contains a non-compete provision. Any executive who, within a period of five years after his or her termination of employment, accepts a consulting or employment engagement that is in direct and substantial conflict with the business of Ashland will be deemed to have breached the SERP provisions. A breach of the SERP provisions requires the executive to reimburse Ashland for any distributed benefits and to forfeit benefits that have not yet been paid under the plan.

After a Change in Control

The term “change in control” is defined in the applicable plan and has substantially the same meaning as it does in the executive change in control agreements.

The occurrence of a change in control under the SERP for the applicable named executive officers has the following consequences:

•	Accelerates vesting;

•	Nullifies the non-compete;

•	Distributes benefits upon a participant’s termination from employment without cause or resignation for good reason; and

•	Adds three years to age and service computation.

For the qualified Pension Plan and the Excess Plans, no enhanced benefit results from a change in control. Under the Employees’ Deferral Plan, a change in control results in an automatic lump sum distribution of the benefit for deferrals made before January 1, 2005. Deferrals made on and after January 1, 2005 will not be automatically distributed upon a change in control, but rather will be distributed pursuant to each employee’s election and valued at the time of the distribution.

AUDIT COMMITTEE REPORT

The Audit Committee currently is composed of six independent directors and operates under a written charter adopted by the Board of Directors. At its November 2013 meeting (and for Mr. Kirk, at the special meeting held November 18, 2013), the Board determined that all current Audit Committee members—Messrs. Cummins, Kirk, Manager, Rohr and Schaefer, and Ms. Ligocki— are independent as defined by SEC rules, the listing standards of the New York Stock Exchange, which apply to Ashland, and Ashland’s Standards. The Board also determined that each member of the Audit Committee is an audit committee financial expert as defined by SEC rules.

The Audit Committee assists in fulfilling the oversight responsibilities of the Board relating to the integrity of the Company’s financial statements and financial reporting process, the integrity of the Company’s systems of internal accounting and financial controls, the performance of the Company’s internal audit function and independent auditors, the independent auditors’ qualifications, independence and audit of the Company’s financial statements, the Company’s risk management policies and processes, the Company’s financial affairs, and legal and regulatory compliance requirements. During fiscal 2013, the Audit Committee met nine times, including teleconferences to discuss and review Ashland’s quarterly financial performance, associated news releases and quarterly reports on Form 10-Q.

The Company’s management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. The independent auditors are responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

PricewaterhouseCoopers LLP (“PwC”), an independent registered public accounting firm, was engaged to audit Ashland’s consolidated financial statements for fiscal 2013 and to issue an opinion on whether such statements present fairly, in all material respects, Ashland’s consolidated financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. PwC was also engaged to audit and to issue an opinion on the effectiveness of Ashland’s internal control over financial reporting. Prior to any engagement of PwC by Ashland, the engagement was approved in accordance with established policies and procedures. The Audit Committee reviewed and discussed with management and PwC the audited financial statements, management’s assessment of the effectiveness of Ashland’s internal control over financial reporting and PwC’s evaluation of Ashland’s internal control over financial reporting. The Audit Committee further reviewed PwC’s judgment as to the quality and acceptability of Ashland’s accounting principles, financial reporting process and controls and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”). In addition, the Audit Committee received and reviewed PwC’s independence from management and Ashland including the matters in the written disclosures required by the PCAOB.

In addition, the Audit Committee has adopted strict guidelines on the use of the independent registered public accounting firm to provide non-audit services. The Audit Committee must pre-approve any non-audit services performed by the independent registered public accounting firm. In circumstances where the engagement of independent auditors to perform work beyond the scope of and not contemplated in the original pre-approval occurs, specific pre-approval of the additional services and budget is required by management or the Audit Committee Chair prior to the engagement of the independent auditors for those services and must be subsequently approved by the Audit Committee at its next meeting. In fiscal 2013, approval was sought and granted to PwC to perform certain non-audit related services. The Audit Committee has considered whether the provision of audit-related and other non-audit services by PwC is compatible with maintaining PwC’s independence and has concluded that PwC’s independence is not compromised by providing such services.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that Ashland’s consolidated financial statements be accepted for inclusion in its Annual Report on Form 10-K for the year ended September 30, 2013, for filing with the SEC.

AUDIT COMMITTEE

George A. Schaefer, Jr., Chairman

Brendan M. Cummins

Stephen F. Kirk

Kathleen Ligocki

Vada O. Manager

Mark C. Rohr

The Audit Committee report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that Ashland specifically incorporates the audit committee report by reference therein.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Item 2

The Audit Committee of the Board of Directors has recommended to the Board, and the Board has approved, the appointment of PwC to audit Ashland’s Consolidated Financial Statements and Internal Controls Over Financial Reporting for fiscal 2014, subject to ratification by the shareholders at the Annual Meeting. Fees (including out-of-pocket costs) paid to PwC for fiscal years 2013 and 2012 totaled $9,414,400 and $8,064,100, respectively. The following table presents fees for professional services rendered by PwC for fiscal years 2013 and 2012.

	2013	2012
Audit Fees (1)	$8,058,100	$7,198,000
Audit-Related Fees (2)	65,000	20,000
Tax Fees (3)	1,288,600	843,400
All Other Fees (4)	2,700	2,700

(1)	Audit fees include fees and expenses associated with the annual audit of Ashland’s consolidated financial statements and internal controls over financial reporting and interim reviews of Ashland’s consolidated financial statements. Audit fees also include fees associated with various audit requirements of Ashland’s foreign subsidiaries (statutory requirements), and procedures related to debt, refinancing and legal reorganization matters. Audit fees for fiscal 2013 also included fees related to (a) comfort letters, registration statements and SEC comment letters associated with the issuance, registration and exchange of $2.3 billion of 3.000% Senior Notes due 2016, 3.875% Senior Notes due 2018, 4.750% Senior Notes due 2022 and 6.875% Senior Notes due 2043, (b) integration activities associated with the integration of ISP and (c) audit services in connection with potential sale transactions. Audit fees for fiscal 2012 included fees related to the issuance of a comfort letter in connection with Ashland’s issuance of $500 million of 4.750% Senior Notes due 2022.

(2)	Audit-related fees include amounts paid for the agreed upon procedures reports that are required to be issued by Ashland’s independent registered public accounting firm.

(3)	Tax fees include fees principally incurred for assistance with international tax planning and compliance.

(4)	These fees represent fees for access to PwC’s Comperio database information.

Representatives of PwC will attend the Annual Meeting to respond to questions from shareholders and will be given the opportunity to make a statement.

The shareholders are being asked to ratify the Audit Committee’s appointment of PwC. The appointment of PwC will be deemed ratified if votes cast in its favor exceed votes cast against it. Abstentions will not be counted as votes cast either for or against the proposal. If the shareholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of Ashland and its shareholders.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Peter J. Ganz (proxies named on the proxy card) will vote FOR the ratification of PwC as Ashland’s independent registered public accountants for fiscal 2014.

The Board of Directors recommends a vote FOR the ratification of PwC as Ashland’s independent registered public accountants for fiscal 2014.

NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION PAID

TO ASHLAND’S NAMED EXECUTIVE OFFICERS

Item 3

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd- Frank Act”), the shareholders of Ashland are entitled to vote at the Annual Meeting upon a resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

In January 2011, the Board of Directors approved a resolution providing that the executive compensation vote described in this Item 3 shall be submitted to the shareholders annually.

Accordingly, the shareholders are being asked to vote upon, and the Board has approved, the following non-binding advisory resolution:

RESOLVED, that the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on Ashland or the Board of Directors. Although the vote is non-binding, the P&C Committee and the Board value the opinions of the shareholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, Ashland’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive Ashland’s strategic direction and achieve annual and long-term performance goals necessary to create shareholder value. The program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. The annual incentive payout is based on company-wide and/or business segment operating income and working capital efficiency, and it is limited to 150% of the target opportunity. In addition, long-term incentive awards are comprised of (i) SARs, which are designed to link executive compensation with increased shareholder value over time, and (ii) LTIPs, which are based on Ashland’s Return on Investment (ROI) relative to an internal goal and Total Shareholder Return (TSR) relative to its Performance Peer Group. Further indicative of the alignment between executive compensation and shareholder value is the mix of at-risk compensation for the Chief Executive Officer and the other named executive officers. Specifically, the target of Total Direct Compensation that is at-risk is 84% for the Chief Executive Officer and is 72% on average for the other named executive officers.

Ashland also has several governance programs in place to align executive compensation with shareholder interests and mitigate risks in its plans. These programs include: stock ownership guidelines, limited perquisites, an anti-hedging policy, use of tally sheets and a clawback policy.

Fiscal 2013 was a challenging year for Ashland. The Company faced a softer global macroenvironment than was expected entering into the year. In particular, the performance of Ashland Specialty Ingredients was negatively impacted by significant decreases in the sales and profitability of guar and intermediates and solvents. In addition, the elastomers business within Ashland Performance Materials was negatively affected by price swings in butadiene and a soft replacement tire market. Despite these challenges in fiscal 2013, Ashland strengthened its capital structure by successfully restructuring its debt, increased return of capital to its shareholders, improved performance in its Ashland Water Technologies segment, and achieved strong performance in the Ashland Consumer Markets segment and volume gains in its Ashland Performance Materials core businesses. Please see “Compensation Discussion and Analysis—Executive Summary” for further information about Ashland’s fiscal 2013 review and accomplishments.

The non-binding advisory resolution regarding the compensation of the named executive officers described in this Item 3 shall be approved if the votes cast in favor of the resolution exceed the votes cast against the resolution. Abstentions will not be counted as either votes cast for or against the resolution.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Peter J. Ganz (proxies named on the proxy card) will vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement and described in this Item 3.

The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at Ashland’s 2015 Annual Meeting.

The Board of Directors recommends a vote FOR a non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

PROPOSED AMENDMENT TO THIRD RESTATED ARTICLES OF INCORPORATION TO PROVIDE FOR THE DECLASSIFICATION OF THE BOARD OF DIRECTORS

Item 4

Ashland’s Board has adopted and approved, and is submitting for shareholder approval, an amendment (the “Proposed Amendment”) to Ashland’s Third Restated Articles of Incorporation (“Articles”) to provide for the phased elimination of the classified board structure and instead to require the annual election of all directors.

The Board believes that its classified structure has helped provide stability, experience and focus on long-term shareholder value, accountability to shareholders, enhancement of Board independence and protection of shareholder value. Although these are important benefits, the Board recognizes the growing sentiment among shareholders and the investment community in favor of annual elections and has considered the views of the shareholders as expressed in the vote to declassify the Board at the 2013 annual meeting. After careful consideration, the Board has approved and adopted, and recommends that the shareholders approve, the Proposed Amendment.

Appendix A shows the proposed changes to Article VI of the Articles, with deletions indicated by strikeouts and additions indicated by underlining.

Required Vote

For the Proposed Amendment to become effective pursuant to the Articles, this proposal must receive the affirmative vote of the holders of 80% or more of the voting power of the outstanding voting stock. If the proposal is approved by the required shareholder vote, the Articles will be amended as set forth in Appendix A. If the proposal is not approved by the requisite vote of shareholders, the Board will remain classified and the directors will continue to be elected to serve three-year terms as provided for in the current Articles. Abstentions will have the effect of a vote against this proposal.

If no voting specification is made on a properly returned or voted proxy card, James J. O’Brien or Peter J. Ganz (proxies named on the proxy card) will vote FOR the proposed amendment to Ashland’s Third Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors as described in this Item 4.

Legal Effect

If the Proposed Amendment is approved by the requisite vote of shareholders, the Board will amend the Articles to reflect the revisions set forth in Appendix A, and the resulting Amendment will be filed with the Secretary of State of the Commonwealth of Kentucky shortly after the Annual Meeting. The Board has adopted corresponding amendments to Ashland’s By-laws conditioned upon shareholder approval of the Proposed Amendment.

Impact on Future Elections

If the Proposed Amendment is adopted, directors standing for election beginning at the 2015 annual meeting will be elected to one-year terms of office. Directors who have been elected to three-year terms prior to the effectiveness of the Proposed Amendment would complete their respective three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. In addition, until the Board is completely declassified, any director appointed to the Board as a result of an increase in the size of the Board or to fill a vacancy on the Board will hold office until the next election of the class for which such director is chosen; thereafter, any director so appointed will hold office until the next annual meeting.

Accordingly, directors elected at this year’s Annual Meeting will serve for a three-year term expiring at the annual meeting in 2017, and directors currently serving terms that end at the annual meetings in 2015 and 2016 will continue to serve for such terms. If the Proposed Amendment is approved, all directors will be elected on an annual basis beginning with the 2017 annual meeting. In all cases, each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

For the reasons discussed above, the Board of Directors recommends a vote FOR the proposed amendment to Ashland’s Third Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors.

MISCELLANEOUS

Proxy Solicitation Costs

Ashland is soliciting the proxies to which this proxy statement relates. All costs of soliciting proxies, including the cost of preparing and mailing the Notice and the proxy statement and any accompanying material, will be borne by Ashland. Expenses associated with this solicitation may also include charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy materials to beneficial owners of shares. Solicitations may be made by mail, telephone, facsimile, electronic means and personal interview, and by officers and employees of Ashland, who will not be additionally compensated for such activity. Ashland has arranged for the services of Georgeson Shareholder Communications Inc. (“Georgeson”) to assist in the solicitation of proxies. Georgeson’s fees will be paid by Ashland and are estimated to be $15,000, excluding out-of-pocket expenses.

Shareholder Proposals for the 2015 Annual Meeting

Shareholders interested in presenting a proposal for consideration at the 2015 Annual Meeting may do so by following the procedures prescribed in SEC Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and Ashland’s By-laws. To be eligible for inclusion in the proxy statement for the 2015 Annual Meeting, shareholder proposals must be received by Ashland’s Secretary no later than August 20, 2014.

Ashland’s By-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must give written notice (as specified below) to the Secretary of Ashland not later than ninety days in advance of the annual meeting (provided that if the annual meeting of shareholders is held earlier than the last Thursday in January, such notice must be given within ten days after the first public disclosure of the date of the annual meeting) (such applicable notice deadline, the “By-law Notice Deadline”). The first public disclosure of that date may be a public filing with the SEC. Such notice must set forth as to each matter the shareholder proposes to bring before the annual meeting:

•

A brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, in the event that such business includes a proposal to amend either the Articles of Incorporation or By-laws of Ashland, the language of the proposed amendment;

•	The name and address of the shareholder proposing such business;

•

A representation that the shareholder is a holder of record of Ashland Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•	Any material interest of the shareholder in such business; and

•	A representation as to whether or not the shareholder will solicit proxies in support of the proposal.

The By-laws further provide that no business shall be conducted at any annual meeting except in accordance with the foregoing procedures and that the chair of any such meeting may refuse to permit any business to be brought before an annual meeting that is not made in compliance with the procedures described above or if the shareholder fails to comply with the representations set forth in the notice.

For any shareholder proposal that is not submitted for inclusion in next year’s proxy statement pursuant to SEC Rule 14a-8, but is instead sought to be considered as timely and presented directly at the 2015 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) Ashland receives written notice of the proposal before the By-law Notice Deadline, and Ashland advises shareholders in the 2015 Annual Meeting Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) Ashland does not receive notice of the proposal prior to the By-law Notice Deadline.

Other Matters

As of the date of this proxy statement, Ashland does not know of any business to be presented for consideration at the Annual Meeting, other than the items referred to in this proxy statement. In the event that any additional matter is properly brought before the meeting for shareholder action, properly voted proxies will be voted in accordance with the judgment of the named proxies.

Please vote by telephone or over the Internet, or fill in, sign and date the proxy card and return it in the accompanying prepaid envelope. If you attend the Annual Meeting and wish to vote your shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

PETER J. GANZ

Senior Vice President, General Counsel

and Secretary

Appendix A

AMENDMENT TO

ARTICLES OF INCORPORATION

The Proposed Amendment to Ashland’s Third Restated Articles of Incorporation (“Articles”) would replace the current second paragraph of Article VI of the Articles in its entirety with a new second paragraph of Article VI, as set forth below:

ARTICLE VI

Subject to the restriction that the number of directors shall not be less than the number required by the laws of the Commonwealth of Kentucky, the number of directors may be fixed, from time to time, pursuant to the By-laws of the Company.

~~The members of the Board of Directors (other than those who may be elected by the holders of any class or series of capital stock of the Company having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of these Articles of Incorporation or of such class or series of stock) shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall be provided in the By-laws of the Company, one class to be originally elected for a term expiring at the first annual meeting of the shareholders after their election, another class to be originally elected for a term expiring at the second annual meeting of the shareholders after their election, and another class to be originally elected for a term expiring at the third annual meeting of the shareholders after their election, with each class to hold office until the successors of such class are elected and qualified. At each annual meeting of the shareholders, the date of which shall be fixed by or pursuant to the By-laws of the Company, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.~~

Commencing with the 2015 annual meeting of shareholders, the members of the Board of Directors (other than those who may be elected by the holders of any class or series of capital stock of the Company having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of these Articles of Incorporation or of such class or series of stock) shall be elected for one-year terms and each director shall hold office until his or her successor is elected and qualified; provided, that any director elected for a longer term before the 2015 annual meeting of shareholders shall hold office for the entire term for which he or she was originally elected. At each annual meeting of the shareholders, the date of which shall be fixed by or pursuant to the By-laws of the Company, the successors of the directors standing for election shall be elected to hold office for one-year terms expiring at the next annual meeting of shareholders.

Subject to any requirements of law and the rights of any class or series of capital stock of the Company having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of these Articles of Incorporation or of such class or series of stock (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the terms of such class or series), the affirmative vote of the holders of 80% or more of the voting power of the then outstanding voting stock of the Company, voting together as a single class, shall be required to remove any director without cause. For purposes of this Article VI, “cause” shall mean the willful and continuous failure of a director to substantially perform such director’s duties to the Company, other than any such failure resulting from incapacity due to physical or mental illness, or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Company. As used in these Articles of Incorporation, “voting stock” shall mean shares of capital stock of the Company entitled to vote generally in an election of directors.

A-1

Subject to any requirements of law and the rights of any class or series of capital stock of the Company having a preference over the Common Stock as to dividends or upon liquidation pursuant to the terms of these Articles of Incorporation or of such class or series of stock, newly created directorships resulting from any increase in the number of directors may be filled by the Board of Directors, or as otherwise provided in the By-laws, and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, or as otherwise provided in the By-laws. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successors shall have been elected and qualified.

A-2

C/O CORPORATE ELECTION SERVICES P.O. BOX 1150 PITTSBURGH PA 15230

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Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Telephone and Internet access is available 24 hours a day, 7 days a week.

In order to be counted in the final tabulation, your telephone or Internet vote must be received by 6:00 a.m. Eastern Standard Time on January 28, 2014 if you are a participant in the Ashland Inc. Employee Savings Plan, Ashland Inc. Union Employee Savings Plan, Ashland Inc. Leveraged Employee Stock Ownership Plan or the International Specialty Products Inc. 401(k) Plan, or by 6:00 a.m. on January 30, 2014 if you are a registered shareholder.

Proxy card must be signed and dated below.

i    Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on January 30, 2014.

The undersigned hereby appoints James J. O’Brien and Peter J. Ganz, and each of them as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Ashland Inc. Common Stock that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on January 30, 2014, and at any adjournment thereof.

Date:

(Sign Here)

INSTRUCTIONS: Please sign exactly as your name appears on this proxy. When signing as a fiduciary or on behalf of a corporation, bank, trust company, or other similar entity, your title or capacity should be shown.

Please sign, date, and return your proxy promptly in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

i    Please fold and detach card at perforation before mailing.    i

ASHLAND INC.	PROXY

If you do not provide voting instructions, your proxy will be voted FOR proposals 1, 2, 3 and 4.

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.

1.	Election of Class I Directors.

	Nominees:	(1) Stephen F. Kirk	❑ FOR	❑ AGAINST	❑ ABSTAIN
		(2) James J. O’Brien	❑ FOR	❑ AGAINST	❑ ABSTAIN
		(3) Barry W. Perry	❑ FOR	❑ AGAINST	❑ ABSTAIN

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for fiscal 2014.

		❑ FOR	❑ AGAINST		❑ ABSTAIN

3.	A non-binding advisory resolution approving the compensation paid to Ashland’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

		❑ FOR	❑ AGAINST		❑ ABSTAIN

4.	A proposed amendment to Ashland’s Third Restated Articles of Incorporation to provide for the phased-in declassification of the Board of Directors.

		❑ FOR	❑ AGAINST		❑ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)